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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Louisville Gas and Electric Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 6, 2002

Dear Louisville Gas and Electric Company Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on Thursday, December 19, 2002 at 2:00 p.m., local time in the Fourteenth Floor Southeast Conference Room at the LG&E Building, Third and Main Streets, Louisville, Kentucky.

        Business items to be acted upon at the Annual Meeting are the election of three directors, the approval of PricewaterhouseCoopers LLP as independent auditors of the Company for 2002 and the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of LG&E and shareholders will have the opportunity to present questions of general interest.

        We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

        If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

        The directors and officers of LG&E appreciate your continuing interest in the business of LG&E. We hope you can join us at the meeting.

                      Victor A. Staffieri
                      Chairman of the Board, President and
                      Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E"), a Kentucky corporation, will be held in the Fourteenth Floor Southeast Conference Room at the LG&E Building, Third and Main Streets, Louisville, Kentucky, on Thursday December 19, 2002 at 2:00 p.m., local time. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

  1.
  A proposal to elect three directors for terms expiring in 2003;

  2.
  A proposal to approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of LG&E for 2002; and

  3.
  Such other business as may properly come before the meeting.

        The close of business on November 21, 2002 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                      By Order of the Board of Directors,
                      John R. McCall, Secretary
                      Louisville Gas and Electric Company.
                      220 West Main Street
                      Louisville, Kentucky 40202

December 6, 2002

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 19, 2002

        The Board of Directors of Louisville Gas and Electric Company ("LG&E" or the "Company") hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held December 19, 2002, and at any adjournment of such meeting. The meeting will be held in the Fourteenth Floor Southeast Conference Room of the LG&E Building, Third and Main Streets, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about December 6, 2002.

        If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Also, please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

        The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on November 21, 2002, the record date for the Annual Meeting, the following shares of each were outstanding:

Common Stock, without par value	21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series	860,287 shares
Preferred Stock, without par value, $5.875 Series	250,000 shares
Auction Series A (stated value $100 per share)	500,000 shares

        All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). Based on information contained in a Schedule 13G originally filed with the Securities and Exchange Commission in October 1998, AMVESCAP PLC, a parent holding company, reported certain holdings in excess of five percent of LG&E's Preferred Stock. AMVESCAP PLC, with offices at 1315 Peachtree Street, N.W., Atlanta, Georgia 30309, and certain of its subsidiaries reported sole voting and dispositive power as to no shares and shared voting and dispositive power as to 43,000 shares of LG&E Preferred Stock, without par value, $5.875 Series, representing 17.2% of that class of Preferred Stock. The reporting companies indicated that they hold the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends or the proceeds of sales of the shares. No other persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of November 21, 2002, all directors, nominees for director and executive officers of LG&E as a group beneficially owned no shares of LG&E Preferred Stock.

        Owners of record at the close of business on November 21, 2002 of LG&E Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof. In addition, each shareholder has cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies that they receive and to distribute such votes among one or more of the nominees at their discretion.

        You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

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        Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

        The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker non-votes are treated as shares not voted.

        LG&E Energy owns all of the outstanding LG&E Common Stock, and intends to vote this stock in favor of the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of PricewaterhouseCoopers LLP as the independent auditors for LG&E as set forth in Proposal No. 2. Nonetheless, the Board encourages you to vote on each of these matters, and appreciates your interest.

        The Louisville Gas and Electric Company 2001 Financial Report, containing audited financial statements of LG&E and management's discussion of such financial statements, are included as an appendix to this proxy statement (the "Appendix"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Financial Report and Appendix.

        On December 11, 2000, Powergen plc, a public limited company with registered offices in England and Wales ("Powergen") completed its acquisition of LG&E Energy, the parent corporation of LG&E for cash of approximately $3.2 billion, or $24.85 per share of LG&E Energy common stock. In connection with such transaction, certain officers and directors of Powergen were appointed to fill vacancies in the Board of Directors of LG&E occurring by resignation of prior directors.

        On July 1, 2002, E.ON AG, a German corporation ("E.ON"), completed the acquisition of Powergen for cash of approximately 8.1 billion euros or 7.65 British pounds per Powergen ordinary share (equal to 30.60 British pounds per Powergen ADS.) In connection with such transaction, certain officers or directors of E.ON and Powergen were appointed to fill vacancies in the Board of Directors of LG&E occurring by resignation of prior directors.

        In October 2001, the Board of Directors of LG&E authorized the delisting of the 5% Preferred Stock from the NASDAQ Small Capitalization Market, which delisting occurred in April 2002, following application to the relevant exchange. Delisting does not constitute a change in the terms and conditions of the 5% Preferred Stock nor the rights and privileges of its shareholders. Delisting enabled the Company to realize certain administrative and corporate governance efficiencies.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The number of members of the board of directors of LG&E is currently fixed at nine, pursuant to the Company's bylaws and resolutions adopted by the Board of Directors. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. Generally, one class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified.

        In connection with the completion of the E.ON-Powergen acquisition, Sir Frederick Crawford, Dr. David K-P Li and Messrs. Nicholas P. Baldwin, Sydney Gillibrand and David J. Jackson resigned as directors of LG&E, effective July 1, 2002. Messrs. Victor A. Staffieri and Edmund A. Wallis continued as directors and Mr. Michael Soehlke was appointed to fill one vacancy, resulting in a board of three persons and six vacancies. At this time, the Board of Directors also approved proposed future amendments to the Company's Articles of Incorporation and Bylaws to enable reduction of LG&E's board size to three members and recommended it for eventual shareholder vote.

        Therefore it is anticipated that LG&E will, in the near to medium future, seek shareholder approval of the board size of three persons, without staggered terms. In this regard, for the interim, the three current serving directors have been nominated for re-election to parallel one year terms.

        At this Annual Meeting, the following three persons are proposed for election to the Board of Directors:

  For one-year terms expiring at the 2003 Annual Meeting: Victor A. Staffieri, Michael Soehlke and Edmund A. Wallis.

        Despite the current vacancies on the Board of Directors, shareholders may not vote for a number of directors greater than the number of nominees named in this proxy statement.

        Messrs. Staffieri, Soehlke and Wallis are presently directors of Powergen. Messrs. Staffieri and Soehlke are presently directors of LG&E Energy. All of the nominees are presently directors of Kentucky Utilities Company ("KU").

        The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT DIRECTORS AND NOMINEES

        The following contains certain information concerning the nominees for director:

Nominees for Directors with Terms Expiring at the 2003 Annual Meeting of Shareholders

        Victor A. Staffieri (Age 47).    Mr. Staffieri is Chairman, President and Chief Executive Officer of LG&E Energy, LG&E and KU, serving from April 2001 to the present. He served as President and Chief Operating Officer of LG&E Energy, LG&E and KU from February 1999 to April 2001; Chief Financial Officer of LG&E Energy and LG&E, May 1997 to February 2000; Chief Financial Officer of KU, May 1998 to February 2000. President, Distribution Services Division of LG&E Energy, December 1995 to May 1997; Senior Vice President, General Counsel and Public Policy of LG&E Energy and LG&E from

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November 1992 to December 1993. Mr. Staffieri has been a director of Powergen, LG&E Energy, LG&E and KU since April 2001.

        Michael Soehlke (Age 43).    Mr. Soehlke was appointed a director and Chief Financial Officer of Powergen on July 1, 2002. He was previously Head of Corporate Controlling and Planning at E.ON AG. Prior to that, he was Head of Controlling and Accounting at PreussenElektra AG (which merged into E.ON Energie AG). Prior to joining the E.ON group, he worked nearly ten years in finance positions of the German subsidiary of Solvay S.A. Mr. Soehlke has been a director of LG&E Energy, LG&E and KU since July 2002.

        Edmund A. Wallis (Age 63).    Mr. Wallis is Chief Executive Officer and Deputy Chairman of Powergen plc. He was appointed to the Powergen Board on October 22, 1998, serving as Chairman of such Board since that date. He was also Chief Executive of Powergen until February 21, 2001. He had been Chief Executive of Powergen UK plc since March 1990 and Chairman since July 1996. He is a non-executive director of Mercury European Privatisation Trust plc, a non-executive director of London Transport and Chairman of London Underground. He was also formerly non-executive chairman of LucasVarity plc. Mr. Wallis has been on the Board of Directors of LG&E and KU since December 2000.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

        Each member of the Board of Directors of LG&E is also a member of the Board of Directors of KU. Certain members are also directors of Powergen or LG&E Energy, as described above.

        During 2001 and until July 2002, the Board of Directors of LG&E included an Audit Committee and a Remuneration Committee and the directors who are members of the various committees of LG&E served in the same capacity for purposes of the KU Board of Directors. In July 2001, upon completion of the E.ON-Powergen acquisition, the structure of the LG&E Board was changed to recognize practical and administrative efficiencies. The LG&E Board adopted resolutions providing that the functions of the former Audit Committee would be performed by the Board as a whole. The LG&E Energy Board adopted resolutions providing that certain functions of the former Remuneration Committee under certain executive compensation plans would be performed by a Mr. Stefan Fogg, an executive of E.ON.

        During 2001, there were a total of twelve meetings or consents of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and committees of the Board on which they served. Information concerning the Boards of Directors of LG&E shown below generally relates to 2001 and the period of 2002 prior to the completion of the E.ON-Powergen acquisition.

Compensation of Directors

        Directors who are also officers of Powergen, LG&E Energy or its subsidiaries receive no compensation in their capacities as directors. During 2001, non-employee directors who were also directors of Powergen received aggregate annual salaries or fees ranging from 25,000-30,000 British Pounds for their service on the Powergen board but received no separate compensation for their service on the LG&E Board. The compensation of these non-employee directors was determined by the Powergen Board and consisted of a basic sum plus an additional payment for specific duties in respect of committee work. There was no increase in the fees during the 2001. Non-employee directors do not receive Powergen pension contributions and do not have service contracts with Powergen or any of its subsidiaries. Further information regarding such compensation is incorporated by reference from Powergen's Annual Report on Form 20-F for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Audit Committee

        Prior to July 2002, an Audit Committee of the Board existed, which committee was composed of Mr. Sydney Gillibrand and Sir Frederick Crawford, with one vacancy. During 2001, the Audit Committee

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maintained direct contact with the independent auditors and LG&E's and KU's Internal Auditor to review the following matters pertaining to LG&E and KU: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met one time during 2001.

        A report of the Audit Committee begins on page 17 of this proxy statement. A copy of the Audit Committee charter is set forth as Appendix A to this proxy statement. Since July 2002, these responsibilities have been performed by the Board as a whole.

Remuneration Committee

        Prior to July 2002, a Remuneration Committee of the Board existed, which was composed of Dr. David K-P Li, a non-employee director. The Remuneration Committee performed certain duties in connection with the compensation of the executive officers of LG&E and KU. The Committee makes recommendations regarding benefits provided to executive officers and the establishment of various employee benefit plans. The Remuneration Committee met two times during 2001.

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PROPOSAL NO. 2

APPROVAL OF INDEPENDENT AUDITORS FOR 2002

        Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected PricewaterhouseCoopers LLP as independent auditors to audit the accounts of LG&E for the fiscal year ending December 31, 2002. The firm was originally selected as independent auditors for the Company effective April 30, 2001, following the completion of the Powergen-LG&E Energy merger in December 2000. PricewaterhouseCoopers has audited the accounts of E.ON and Powergen for many years.

        Representatives of PricewaterhouseCoopers LLP may be present at the annual meeting and available to respond to questions and will be given the opportunity to make a statement, if they so desire.

        As previously stated, LG&E Energy intends to vote all of the outstanding shares of common stock of the Company in favor of approval of the appointment of PricwaterhouseCoopers LLP as independent auditors, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the approval of such independent auditors is assured.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

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REPORT OF THE REMUNERATION COMMITTEE

        Following the July 1, 2002 completion of E.ON's acquisition of Powergen, the Remuneration Committee of the Boards of Directors of LG&E and KU (collectively, the "Companies") was terminated. This report describes actions taken by the former Remuneration Committee as constituted during 2001. The current Board of Directors does not include any individuals who were previously on the Remuneration Committee.

        The Remuneration Committee was comprised wholly of non-employee directors of LG&E and KU and made all decisions regarding the compensation of LG&E's and KU's executive officers, including the setting of base pay and the administration of the Powergen Long-Term Incentive Plan (the "Long-Term Plan") and Short-Term Incentive Plan (the "Short-Term Plan") as applicable to LG&E and KU. The LG&E and KU Remuneration Committee generally conducted its deliberations in parallel with the Remuneration Committee of Powergen.

        The Companies' executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, recognized executive compensation consultants. The Remuneration Committee and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

        Set forth below is a report addressing LG&E's and KU's compensation policies during 2001 for their officers, including the executive officers named in the following tables. In many cases, the executive officers also serve in similar capacities for affiliates of LG&E and KU, including LG&E Energy. For each of the executive officers of LG&E and KU, the policies and amounts discussed below are for all services to LG&E, KU and their affiliates, during the relevant period.

Compensation Philosophy

        During 2001, LG&E's and KU's executive compensation program had three major components: (1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. The Companies developed their executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives were premised on the belief that the interests of executives should be closely aligned with those of the Companies' shareholders. Based on this philosophy, these two portions of each executive's total compensation package were linked to the accomplishment of specific results that were designed to benefit the Companies' shareholders in both the short-term and long-term.

        The executive compensation program also recognized that the Companies' compensation practices must be competitive not only with utilities and utility holding companies, but also with companies in general industry to ensure that a stable and successful management team can be recruited and retained. As the Companies' most direct competitors for executive talent are not limited to the utilities, the various compensation peer groups as discussed below, are not the same as the utility industry index in the Comparison of Five-Year Total Return graph included in any applicable proxy statement.

        Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 2001, the Remuneration Committee reviewed competitive compensation information for United States general industry companies with revenue between $2—$3 billion (the "Survey Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 2001 to approach the 50th percentile of the competitive range

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from the Survey Group.1 Salaries, short-term incentives and long-term incentives for 2001 are described below.

1
While similar, the utilities and holding companies that were in the Survey Group were not necessarily the same as those in the Standard & Poor's Utility Index used in the Company Performance Graph.

        The 2001 compensation information set forth in other sections of this document, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 2001 for all executive officers except those serving as Chief Executive Officer. (See "Chief Executive Officer Compensation").

Base Salary

        The base salaries for LG&E and KU executive officers for 2001 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

Short-Term Incentives

        The Short-Term Plan provided for Company Performance Awards and Individual Performance Awards, each of which is expressed as a percentage of base salary and each of which is determined independent of the other. The Remuneration Committee established the performance goals for the Company Performance Awards and Individual Performance Awards at the beginning of the 2001 performance year. Payment of Company Performance Awards for executive officers was based on varying performance measures tied to each officer's responsible areas. These measures and goals included, among others, Powergen earnings per share targets, LG&E Energy operating profit targets and LG&E/KU operating profits targets, with any adjustments deemed appropriate by the Committee. Payment of Individual Performance Awards was based 100% on Management Effectiveness. As stated, the awards varied within the executive officer group based upon the nature of each individual's functional responsibilities.

        For 2001 the Company Performance Award targets for named executive officers ranged from 30% to 42% of base salary, and the Individual Performance Award targets ranged from 20% to 28% of base salary. Both awards were established to be competitive with the 50th percentile of such awards granted to comparable executives employed by companies in the Survey Group. The individual officers were eligible to receive from 0% to 175% of their targeted amounts, dependent upon Company performance as measured by the relevant performance goals, with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by management effectiveness, with regard to Individual Performance Awards.

        Using the relevant Powergen, LG&E Energy, LG&E/KU and other subsidiaries' performance against goals in 2001, the Remuneration Committee determined relative annual performance against targets for Company Performance Awards. Based upon this determination, Company Performance Awards for 2001 to the named executive officers were paid ranging from 26% to 53%, of base salary. Payouts for Individual Performance Awards to the named executive officers ranged from 30% to 42%, of base salary.

Long-Term Incentives

        During 2001, the Long-Term Plan was administered by the Remuneration Committee. The Long-Term Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. In 2001, the Remuneration Committee chose to award stock options and performance units to executive officers.

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        The Remuneration Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered approximately 40% in the form of performance units and 60% in the form of nonqualified stock options in 2001) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

        Stock options were granted to executive officers and senior management during the first quarter of 2001 at an exercise price equal to the fair market value at the time of grant and were subject to a one-year vesting requirement. During the year, newly hired or promoted officers were also eligible to receive pro-rated stock option grants under the Long-Term Plan. Since options were granted with an exercise price equal to the market value of Powergen's American Depositary Shares ("ADS's") at the time of grant, they provide no value unless Powergen's ADS price increases after the grants are awarded. Once the options vest, they are exercisable over a nine-year term. These awards are thus tied to ADS price appreciation in excess of the ADS's value at time of grant, rewarding executives as if they shared in the ownership of Powergen. The estimated number of ADS's subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes option pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants.

        The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units, as determined above, and dividing that amount by the fair market value of Powergen ADS's on the date of the grant. The future value of the performance units was substantially dependent upon the changing value of Powergen ADS's in the marketplace. Each executive officer was entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on corporate performance measured in terms of the achievement of certain cash flow targets by LG&E Energy during a three-year performance period.

        No payouts of awards under the Long-Term Plan occurred during 2001 as no three-year performance periods had been completed since the establishment of the plan in December 2000 following Powergen's acquisition of LG&E Energy. However, pursuant to the change in control provisions of the Long-Term Plan, payouts of the two open performance period awards under the Long-Term Plan occurred in April 2002 upon Powergen shareholder approval of the prospective E.ON transaction. These payouts were based on the greater of LG&E Energy's performance through that time for each of the partially completed 2001-2003 and 2002-2004 performance periods, respectively or award value on date of grant. For such periods, pursuant to the plan and based upon LG&E Energy's performance through the change in control date, payouts of performance units were made using their value as of grant date.

Other

        In connection with the LG&E Energy-Powergen merger, Messrs. Staffieri, McCall and Newton entered into revised employment and severance agreements. These agreements are discussed under "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions". Pursuant to these agreements and the relevant plans and following the change in control event relating to the Powergen shareholder approval of the E.ON transaction, the officers received payments described in that section. Certain of these payments occurring in 2001 are included in the "All Other Compensation" column in the Summary Compensation Table.

Chief Executive Officer Compensation

        Mr. Roger W. Hale served as Chief Executive Officer of LG&E and KU during January-April 2001. The 2001 compensation of Mr. Hale is set forth in the Summary Compensation Table, in the "Termination of Employment Agreements and Change in Control Provisions" and in other sections of this document.

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Upon Mr. Hale's retirement effective April 30, 2001, Mr. Victor A. Staffieri was appointed Chief Executive Officer of LG&E and KU. Mr. Staffieri's compensation was governed by the terms of an Employment and Severance Agreement entered into on February 25, 2000 as amended (including upon his appointment as Chief Executive Officer on April 30, 2001) (the "2000 Agreement"). The 2000 Agreement is for an initial term of two years, with automatic annual extensions thereafter unless the Companies or Mr. Staffieri give notice of non-renewal.

        The 2000 Agreement established the minimum levels of Mr. Staffieri's 2001 compensation, although the Remuneration Committee retains discretion to increase such compensation. Upon his appointment as Chief Executive Officer in April 2001, the Remuneration Committee established Mr. Staffieri's compensation and long-term awards using comparisons to relevant officers of companies in the Survey Group, including utilities, and survey data from various compensation consulting firms. Mr. Staffieri also received Company contributions to the savings plan, similar to those of other officers and employees. Details of Mr. Staffieri's 2001 compensation are set forth below.

        Base Salary.    Mr. Staffieri was paid a total base salary of $555,769 during 2001. This amount was based upon the $600,000 minimum salary amount provided in the 2001 Agreement pro rated for his service as Chief Executive Officer commencing in April 2001. The Remuneration Committee, in determining Mr. Staffieri's annual salary, including the minimum, considered his individual performance in the prior growth of LG&E Energy, the comparative compensation data described above and the compensation provided to other Powergen, LG&E Energy, LG&E and KU officers.

        Short-Term Incentives.    Mr. Staffieri's target short-term incentive award as Chief Executive Officer was 70% of his 2001 base salary. As with other executive officers receiving short-term incentive awards, Mr. Staffieri was eligible to receive more or less than the targeted amount, based on Company performance and individual performance. His 2001 short-term incentive payouts were based 60% on achievement of Company Performance Award targets and 40% on achievement of Individual Performance Award targets.

        For 2001, the Company Performance Award payout for Mr. Staffieri was 53% of his 2001 base salary and the Individual Performance Award payout was 42% of his 2001 base salary. As with the other executive officers, Mr. Staffieri's Company Performance targets were based on measures including Powergen earnings per share goals and LG&E Energy operating profit goals and his Company Performance Award was calculated based upon annual Company performance all as described under the heading "Short-Term Incentives." In determining the Individual Performance Award, the Remuneration Committee considered Mr. Staffieri's effectiveness in several areas including the financial and operational performance of LG&E Energy, LG&E, KU and other subsidiaries, customer satisfaction ratings, Company growth and other measures.

        Long-Term Incentive Grant.    In 2001, Mr. Staffieri received 51,011 options and 9,710 performance units for the 2001-2003 performance period. These amounts were determined in accordance with the terms of his 2000 Agreement, as amended, with expected value representing approximately 175% of his base salary. The terms of the options and performance units (including the manner in which performance units are earned) for Mr. Staffieri are the same as for other executive officers, as described under the heading "Long-Term Incentives."

        Long-Term Incentive Payout.    As with other executive officers, no payouts of awards under the Long-Term Plan occurred in 2001 as no three-year performance periods had yet been completed. As with other executive officers, pursuant to the change in control provisions of the Long-Term Plan, payouts of the two open performance period awards occurred in April 2002 upon Powergen shareholder approval of the prospective E.ON transaction. Mr. Staffieri's Company Performance Awards were paid out at value at grant date for the partially completed 2001-2003 and 2002-2004 periods, respectively, as described under the heading "Long-Term Incentives."

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        Other.    During 2001, under the terms of the 2000 Agreement, Mr. Staffieri became entitled to retention payments at six month intervals of from the December 2000 Powergen transaction in the amounts of $833,111 and $886,772, which amounts were credited to his deferred compensation plan.

Member of the Remuneration Committee

        Dr. David K-P Li

COMPANY PERFORMANCE

        All of the outstanding Common Stock of LG&E is owned by LG&E Energy and, accordingly, there are no trading prices for LG&E's Common Stock. During 2001, all of the common stock of LG&E Energy was indirectly owned by Powergen plc and, since July 2002, by E.ON AG. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to holders of American Depositary Shares ("ADS's") of Powergen plc from December 31, 1996, through December 31, 2001, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance.

COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURN (1)

DATA POINTS (IN $)

(1)
Total Shareholder Return assumes $100 invested on December 31, 1996, with reinvestment of dividends.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table shows the cash compensation paid or to be paid by LG&E, KU or LG&E Energy, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E and KU who were serving as such at December 31, 2001, as required, in all capacities in which they served LG&E Energy or its subsidiaries during 1999, 2000 and 2001:

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Awards
								Payouts
				Other Annual Comp. ($)		Restricted Stock Awards ($)(1)				All Other Compen- sation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)					Securities Underlying Options/SARs (#) (2)	LTIP Payouts ($)(1)
Victor A. Staffieri Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	555,769 460,000 400,000	529,330 388,277 324,600	45,704 24,247 22,730		— 262,880 —	(1)	51,011 90,000 53,050	0 1,051,694 0	1,811,703 640,160 20,604	(4)
John R. McCall Executive Vice President, General Counsel and Corporate Secretary	2001 2000 1999	338,365 325,000 300,000	242,104 228,605 204,930	8,732 18,177 7,171		— 172,028 —	(1)	14,786 40,000 31,830	0 570,565 0	463,793 677,097 17,252	(4)
Frederick J. Newton III Senior Vice President and Chief Administrative Officer(8)	2001 2000 1999	285,342 272,000 255,000	185,749 191,325 171,641	4,485 14,970 6,731		— 143,974 —	(1)	12,214 30,000 12,219	0 356,334 0	238,927 814,961 8,712	(4)
Paul W. Thompson Senior Vice President— Energy Services	2001	245,193	142,650	9,970		—		10,714	0	30,292	(4)
S. Bradford Rives Senior Vice President— Finance and Controller	2001	235,000	131,342	6,595		—		7,554	0	390,335	(4)
Roger W. Hale Former Chairman of the Board, President and Chief Executive Officer(5)	2001 2000 1999	301,523 816,200 770,000	255,582 803,761 703,800	109,142 3,546,581 47,599	(6)	— — 2,919,489	(7)	76,519 190,000 102,122	0 3,870,758 0	1,089,584 5,085,473 55,596	(4)

(1)
Amount shown represents the dollar value of restricted Powergen ADS awards, determined by multiplying the number of ADS's in each award by the closing market price as of the effective date of the LG&E Energy-Powergen merger. Pursuant to the terms of the named executives' employment agreements, the restricted Powergen ADS's vested upon occurrence of the change in control event associated with the Powergen shareholders' approval of the E.ON transaction in April 2002. Dividends on the restricted ADS's were payable upon vesting, without interest. At December 31, 2001, the restricted ADS holdings and their value were: Mr. Staffieri 7,688 ADS's ($335,581), Mr. McCall 5,031 ADS's ($219,603) and Mr. Newton 4,211 ADS's ($183,810), respectively.

(2)
Amounts for year 2001 reflect options for Powergen ADS's. Amounts for years 2000 and 1999 represent options for LG&E Energy common stock.

(3)
No payouts under the Long-Term Plan were made during year 2001 as no three-year performance periods had yet been completed. As described in "Termination of Employment Arrangements and Change in Control Provisions" certain amounts have been accelerated during 2002 upon the change in control event resulting from the Powergen shareholders' approval of the E.ON transaction. Amounts

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  for year 2000 reflect acceleration of the 1998-2000, 1999-2001 and the 2000-2002 open cycles upon a change in control event as a result of the LG&E Energy-Powergen merger.

(4)
Includes employer contributions to 401(k) plan, nonqualified thrift plan, employer paid life insurance premiums, and retention/termination payments in 2001 as follows: Mr. Staffieri $5,106, $23,135, $892 and $1,719,884, respectively; Mr. McCall $4,553, $29,905, $5,811 and $423,524 respectively; Mr. Newton $3,946, $12,327, $1,556 and $221,098, respectively; Mr. Thompson $2,365, $27,096, $830 and $0, respectively; Mr. Rives, $2,169, $4,881, $892 and $382,293, respectively; and Mr. Hale $4,544, $4,502, $61,547 and $556,478, respectively. Mr. Hale's SERP of $462,513 is also included. The retention/termination payments are discussed in "Termination of Employment Arrangements and Change in Control Provisions".

(5)
Mr. Hale retired from service effective April 30, 2001.

(6)
Other Annual Compensation includes $63,693 for business spousal travel and personal use of corporate aircraft, and $3,470,524 in tax gross-up.

(7)
Amount shown represents dollar value of restricted stock awards, determined by multiplying the number of shares by the closing market price as of the receipt date of grant. After the effective date of the LG&E Energy-Powergen merger, pursuant to his 2000 Agreement, Mr. Hale's 147,382 restricted shares were converted to receive the merger consideration of $24.85 per share payable in respect of all outstanding shares of former LG&E Energy Common Stock. Income tax was payable upon the awards at the time of the satisfaction of this right.

(8)
Mr. Newton resigned from service effective May 8, 2002.

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OPTION/SAR GRANTS TABLE
Option/SAR Grants in 2001 Fiscal Year

        The following table contains information at December 31, 2001, with respect to grants of Powergen ADS options and stock appreciation rights (SARs) to the named executive officers:

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
			Exercise Or Base Price ($/Share)
Name				Expiration Date	0%($)	5%($)	10%($)
Victor A. Staffieri	40,179	15.1%	39.225	03/02/2011	0	991,151	2,511,772
Victor A. Staffieri	10,832	4.1%	41.150	04/30/2011	0	246,356	656,306
John R. McCall	14,786	5.6%	39.225	03/02/2011	0	364,747	924,340
Frederick J. Newton	12,214	4.6%	39.225	03/02/2011	0	301,300	763,553
Paul W. Thompson	10,714	4.0%	39.225	03/02/2011	0	264,297	669,781
S. Bradford Rives	7,554	2.8%	39.225	03/02/2011	0	186,345	472,232
Roger W. Hale	76,519	28.8%	39.225	03/02/2010	0	1,887,601	4,783,551

(1)
Powergen ADS options were awarded at fair market value at time of grant. The options were exercisable over a ten-year term from their original grant date. In July 2001, upon completion of the E.ON-Powergen acquisition, these options were cancelled and option holders received payments equal to the difference between the exercise price and the 30.60 British pounds ($46.87) per ADS consideration paid by E.ON to Powergen shareholders.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
Aggregated Option/SAR Exercises in 2001 Fiscal Year
And FY-End Option/SAR Values

        The following table sets forth information with respect to the named executive officers concerning the exercise of Powergen ADS options during 2001 and the value of unexercised Powergen ADS options and SARs held by them as of December 31, 2001:

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at FY-End ($)(1) Exercisable/Unexercisable
Victor A. Staffieri	—	—	38,890/51,011	331,343/204,872
John R. McCall	—	—	60,235/14,786	616,869/65,428
Frederick J. Newton	—	—	27,094/12,241	225,220/54,047
Paul W. Thompson	—	—	13,244/10,714	106,839/47,409
S. Bradford Rives	—	—	26,246/7,554	261,879/33,426
Roger W. Hale(2)	—	—	151,383/0	976,438/0

(1)
Dollar amounts reflect market value of Powergen ADS's at year-end, minus the exercise price. In July 2001, upon completion of the E.ON-Powergen acquisition, these options were cancelled and option holders received payments equal to the difference between the exercise price and the 30.60 British pounds ($46.87) per ADS consideration paid by E.ON to Powergen shareholders.

(2)
Mr. Hale's options vested upon his retirement effective April 30, 2001.

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LONG-TERM INCENTIVE PLAN AWARDS TABLE
Long-Term Incentive Plan Awards in 2001 Fiscal Year

        The following table provides information concerning awards of performance shares made in 2001 to the named executive officers under the Long-Term Plan.

		Estimated Future Payouts under Non-Stock Price Based Plans (number of shares)(1)
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation Or Payout(1)	Threshold(#)	Target(#)	Maximum(#)
Victor A. Staffieri	9,710	12/31/2003	4,855	9,710	14,565
John R. McCall	2,815	12/31/2003	1,408	2,815	4,223
Frederick J. Newton	2,325	12/31/2003	1,163	2,325	3,488
Paul W. Thompson	2,040	12/31/2003	1,020	2,040	3,060
S. Bradford Rives	1,438	12/31/2003	719	1,438	2,157
Roger W. Hale	1,618	12/31/2003	809	1,618	2,426

(1)
Pursuant to the terms of the plan, the performance periods shown and subsequent grants were accelerated upon the change in control resulting from the Powergen shareholder approval of the E.ON transaction and were paid in cash after April 19, 2002.

        Each performance unit awarded represented the right to receive an amount payable in Powergen ADS's and/or cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout was to be determined by the then-fair market value of Powergen ADS's. For awards made in 2001, the Long-Term Plan awards were intended to reward executives on a three-year rolling basis dependent upon the achievement of certain cash flow targets by LG&E Energy. The Committee set a contingent award for each management level selected to participate in the plan and such amount was the basis upon which incentive compensation was to be determined. Depending on the level of achievement, the participant would receive from zero to 150% of the contingent award amount. As a result of the change in control event resulting from Powergen shareholder approval of the E.ON transaction, awards were accelerated and paid out in April 2002 based upon value on grant date. Payments made under the Long-Term Plan in 2001 are reported in the summary compensation table for the year of payout.

Pension Plans

        The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of

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certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E Energy and its subsidiaries:

2001 PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30 or more
$100,000	$46,804	$46,804	$46,804	$55,188
$200,000	$110,804	$110,804	$110,804	$110,804
$300,000	$174,804	$174,804	$174,804	$174,804
$400,000	$238,804	$238,804	$238,804	$238,804
$500,000	$302,804	$302,804	$302,804	$302,804
$600,000	$366,804	$366,804	$366,804	$366,804
$700,000	$430,804	$430,804	$430,804	$430,804
$800,000	$494,804	$494,804	$494,804	$494,804
$900,000	$558,804	$558,804	$558,804	$558,804
$1,000,000	$622,804	$622,804	$622,804	$622,804
$1,100,000	$686,804	$686,804	$686,804	$686,804
$1,200,000	$750,804	$750,804	$750,804	$750,804
$1,300,000	$814,804	$814,804	$814,804	$814,804
$1,400,000	$878,804	$878,804	$878,804	$878,804
$1,500,000	$942,804	$942,804	$942,804	$942,804
$1,600,000	$1,006,804	$1,006,804	$1,006,804	$1,006,804
$1,700,000	$1,070,804	$1,076,804	$1,076,804	$1,076,804

        A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The years of service for each named executive employed by LG&E Energy at December 31, 2001 was as follows: 9 years for Mr. Staffieri; 7 years for Mr. McCall; 3 years for Mr. Newton; 10 years for Mr. Thompson, and 18 years for Mr. Rives. Benefits shown are computed as a straight life single annuity beginning at age 65.

        Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E Energy, LG&E and KU with at least one year of service with any company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E Energy, LG&E and KU. This plan provides generally for retirement benefits equal to 64% of average current earnings during the highest 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As with all other officers, Mr. Staffieri participates in the Supplemental Executive Retirement Plan described above.

        Estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plan upon normal retirement at age 65 and after deduction of Social Security benefits will be $546,669 for Mr. Staffieri; $314,017 for Mr. McCall; $273,725 for Mr. Newton; $223,564 for Mr. Thompson; and $214,065 for Mr. Rives.

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Employment Contracts and Termination of Employment
Arrangements and Change in Control Provisions

        In connection with the LG&E Energy-Powergen merger, Messrs. Staffieri, McCall and Newton entered into revised employment and severance agreements, which were subsequently amended prior to the effectiveness of the merger, with two year terms, each containing change in control provisions, which agreements generally provide for the benefits described below. These officers of the Companies shall be entitled to the following payments if they are terminated for reasons other than cause, disability or death, or upon the occurrence of other enumerated events specified in their employment agreements: (A) acceleration of any unpaid scheduled retention payments in certain amounts, (B) a cash payment of $262,835, $172,028 and $143,974, respectively, and the vesting of the restricted Powergen ADS's and dividends described in the Summary Compensation Table contained in this document; and (C) an amount not less than the sum of (1) his annual base salary and (2) his bonus or "target" award paid or payable, prorated for the number of months remaining in the term of the employment period (which payment shall be increased to 2.99 times the sum of (1) and (2) in the event of a termination following a change in control of Powergen). In addition, such officers would receive, upon the earlier to occur of (a) a change in control of Powergen or (b) the 18 month anniversary of their employment agreement, the amounts described in clauses (A) and (B) above.

        During 2001, in connection with these or related arrangements, Messrs. Staffieri, McCall, Newton and Rives received or became entitled to scheduled retention payments of $1,719,884, $423,524, $221,098 and $382,393, respectively. In April 2002, in connection with the change in control event occurring upon the Powergen shareholders' approval of the E.ON transaction during that month, Messrs. Staffieri, McCall and Newton received or became entitled to accelerated retention payments, including interest, of $851,094, $501,144 and $507,858, respectively and the amounts described in clause (B) above. Further, upon this change in control event, pursuant to the Long-Term Plan, respectively, any unvested options vested and outstanding performance units were paid out in cash.

        Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Code, if any. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance. A change in control encompasses certain merger and acquisition events, changes in board membership and acquisitions of voting securities of Powergen.

        During 2001, Mr. Hale served as Chief Executive Officer of LG&E and KU until his retirement from service on April 30, 2001. In connection therewith and as provided in his employment agreements, Mr. Hale qualified for a contractual supplemental retirement benefit of $462,513, an annual amount equal to 50% of the sum of his base salary and annual target bonus as in effect on the date of his retirement.

Report of the 2001 Audit Committee

        The 2001 Audit Committee of the Board of Directors consists of three Board members, including one vacancy. The Audit Committee is governed by a charter adopted by the Board of Directors, which sets forth the responsibilities of the Audit Committee members. The Audit Committee held one meeting during 2001.

        The financial statements of Louisville Gas and Electric Company and Subsidiary are prepared by management, which is responsible for their objectivity and integrity. With respect to the financial statements for the calendar year ended December 31, 2001, the Audit Committee reviewed and discussed the audited financial statements and the quality of the financial reporting with management and the independent accountants. It also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and received and discussed with the independent accountants the matters in the written disclosures

17

required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in Louisville Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        The following information on independent audit fees and services is being provided in compliance with the Securities and Exchange Commission rules on auditor independence.

1.
PricewaterhouseCoopers LLP fees for the period ended December 31, 2001 are as follows:
—Audit Fees	$45,000
—Financial Information Systems Design and Implementation	—
—All Other Fees	$43,000
2.
The Audit Committee considered whether the independent accountant's provision of non-audit services is compatible with maintaining the accountant's independence.

3.
The Audit Committee has been advised by PricewaterhouseCoopers LLP that hours expended on the audit engagement were entirely performed by PricewaterhouseCoopers' personnel.

This report has been provided by the Audit Committee.

Sydney Gillibrand, Chairman
Sir Frederick Crawford

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

        LG&E has in place procedures to assist its directors and officers in complying with Section 16(a) of the Exchange Act of 1934, which includes assisting the director or officer in preparing forms for filing. However, due to administrative errors arising from the director and officer changes during the Powergen and E.ON acquisitions, certain reports were filed late or omitted during 2001. All such errors related solely to entry or exit filings for individuals who had no holdings of or transactions in LG&E securities during the relevant period. As of the date of this proxy statement, based upon information from directors and officers, all late filings have been corrected and reporting requirements have been complied with LG&E's current directors and officers.

SHAREHOLDER PROPOSALS
FOR 2003 ANNUAL MEETING

        Any shareholder may submit a proposal for consideration at the 2003 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 2003 annual meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than February 20, 2003. Proposals received by that date that are proper for consideration at the annual meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 2003 proxy statement.

        Under LG&E's bylaws, shareholders intending to submit a proposal in person at the annual meeting must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of LG&E (a) not less than 90 days prior to the meeting date or (b) if the meeting date is not publicly announced more than 100 days prior to the meeting, by the tenth day following such announcement. Proposals not properly submitted will be considered untimely.

OTHER MATTERS

        At the annual meeting, it is intended that the first two items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. Any such matter must comply with those provisions of LG&E's Articles of Incorporation requiring advance notice for new business to be acted upon at the meeting. The Board of Directors knows of no other matters that may be presented at the meeting.

        LG&E will bear the costs of printing and preparing this proxy solicitation. LG&E will provide copies of this proxy statement, the accompanying proxy and the Financial Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E, in person or by telephone.

        Any shareholder may obtain without charge a copy of LG&E's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year 2001 by submitting a request in writing to: John R. McCall, Secretary, Louisville Gas and Electric Company, P.O. Box 32010, 220 West Main Street, Louisville, Kentucky 40232.

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APPENDIX A

LOUISVILLE GAS & ELECTRIC COMPANY
AUDIT COMMITTEE CHARTER

Mission Statement

        The Audit Committee (the "Committee") is a Committee of the Board of Directors of Louisville Gas and Electric Company (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established and the audit process.

Composition

        The Committee will be composed of at least three members of the Board of Directors who shall serve at the pleasure of the Board.

        Audit Committee members will be appointed by the Board of Directors at the recommendation of the Nominating Committee. One of the members will be designated as the Committee's Chairman. The Chairman will preside over the Committee meetings and report Committee actions to the Board of Directors.

Meetings

        The Committee will meet on a regular basis and will call special meetings as circumstances require. It will meet privately with the Director of Internal Auditing and the independent public accountant in separate executive sessions to discuss any matters that the Committee, the Director of Internal Auditing, or the independent accountant believe should be discussed privately. The Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary.

Responsibilities

1.
Provide an open avenue of communication between the internal auditors, the independent accountant, and the Board of Directors.

2.
Review and update, where appropriate, the Committee's charter annually.

3.
Recommend to the Board of Directors on an annual basis the independent accountant to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountant. The independent accountant is ultimately responsible to the Board of Directors and the Audit Committee.

4.
Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Auditing.

5.
Require the independent accountant to submit to the Committee on a periodic basis a formal written statement regarding independence of such independent accountant and all facts and circumstances relevant thereto; discuss with the independent accountant its independence; confirm and assure the independence of the Internal Auditing Department and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant; and recommend to the Board of Directors actions necessary to ensure independence of the Internal Auditing Department and the independent accountant.

6.
Inquire of management, the Director of Internal Auditing, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

7.
Approve the annual audit plan and review the five-year plan of the internal auditing function. Review the independent accountant's proposed audit plan, including coordination with Internal Auditing's annual audit plan.

8.
Review with the Director of Internal Auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9.
Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

10.
Consider and review with the independent accountant and the Director of Internal Auditing:

a.
The adequacy of the Company's internal controls, including computerized information system controls and security, and

b.
Any related significant issues identified by the independent accountant and internal auditing, together with management's responses thereto.

11.
Review with management and the independent accountant at the completion of the annual audit:

a.
The Company's annual financial statements and related footnotes;

b.
The independent accountant's audit of the financial statements and the report thereon;

c.
The independent accountant's judgement about the quality and appropriateness of the Company's accounting principals as applied to its financial reporting;

d.
Any significant changes required in the independent accountant's audit plan and scope;

e.
Any serious difficulties or disputes with management encountered during the course of the audit; and

f.
Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

12.
Review with management such appropriate notices or reports as may be required to be filed on behalf of the Committee with the regulatory authorities, exchanges or included in the Company's proxy materials or otherwise, pursuant to law or exchange regulations.

13.
Consider and review with management and the Director of Internal Auditing:

a.
Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

b.
Any significant changes required in their audit plan;

c.
Any significant audit findings and management's responses thereto;

d.
The Internal Auditing Department staffing and staff qualifications; and

e.
The Internal Auditing Department charter.

14.
Review with the Director of Internal Auditing the results of the annual Code of Business Conduct questionnaire.

15.
Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.

16.
Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

17.
Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, and retain independent counsel, accountants or others to assist it in the conduct of any investigation.

18.
Assume such other duties and considerations as may be delegated to the Committee by the Board of Directors, or required of the Committee upon the request of the Board of Directors from time to time pursuant to a duly adopted resolution of the Board of Directors.

LOUISVILLE GAS AND ELECTRIC COMPANY

2001 FINANCIAL REPORT

LOUISVILLE GAS AND ELECTRIC COMPANY

2001 FINANCIAL REPORT

TABLE OF CONTENTS

Index of Abbreviations	2
Selected Financial Data	3
Management's Discussion and Analysis	4
Consolidated Statements of Income	17
Consolidated Statements of Retained Earnings	17
Consolidated Statements of Comprehensive Income	18
Consolidated Balance Sheets	19
Consolidated Statements of Cash Flows	20
Consolidated Statements of Capitalization	21
Notes to Consolidated Financial Statements	22
Report of Management	42
Report of Independent Accountants	43
Report of Independent Public Accountants	44

INDEX OF ABBREVIATIONS

Clean Air Act	The Clean Air Act, as amended in 1990
CCN	Certificate of Public Convenience and Necessity
CT	Combustion Turbines
DSM	Demand Side Management
ECR	Environmental Cost Recovery
EITF	Emerging Issues Task Force Issue
EPA	U.S. Environmental Protection Agency
ESM	Earnings Sharing Mechanism
FAC	Fuel Adjustment Clause
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FT and FT-A	Firm Transportation
GSC	Gas Supply Clause
Holding Company Act	Public Utility Holding Company Act of 1935
IBEW	International Brotherhood of Electrical Workers
IMEA	Illinois Municipal Electric Agency
IMPA	Indiana Municipal Power Agency
Kentucky Commission	Kentucky Public Service Commission
KIUC	Kentucky Industrial Utility Consumers, Inc.
KU	Kentucky Utilities Company
KU Energy	KU Energy Corporation
KU R	KU Receivables LLC
Kva	Kilovolt-ampere
LG&E	Louisville Gas and Electric Company
LG&E Energy	LG&E Energy Corp.
LG&E R	LG&E Receivables LLC
LG&E Services	LG&E Energy Services Inc.
Mcf	Thousand Cubic Feet
Merger Agreement	Agreement and Plan of Merger dated May 20, 1997
MGP	Manufactured Gas Plant
MISO	Midwest Independent System Operator
Mmbtu	Million British thermal units
Moody's	Moody's Investor Services, Inc.
Mw	Megawatts
Mwh	Megawatt hours
NNS	No-Notice Service
NOx	Nitrogen Oxide
OVEC	Ohio Valley Electric Corporation
PBR	Performance-Based Ratemaking
Powergen	Powergen plc
PUHCA	Public Utility Holding Company Act of 1935
S&P	Standard & Poor's Rating Services
SCR	Selective Catalytic Reduction
SEC	Securities And Exchange Commission
SERP	Supplemental Employee Retirement Plan
SFAS	Statement of Financial Accounting Standards
SIP	State Implementation Plan
SO2	Sulfur Dioxide
Tennessee Gas	Tennessee Gas Pipeline Company
Texas Gas	Texas Gas Transmission Corporation
TRA	Tennessee Regulatory Authority
Trimble County	LG&E's Trimble County Unit 1
USWA	United Steelworkers of America
Utility Operations	Operations of LG&E and KU
VDT	Value Delivery Team Process

Louisville Gas and Electric Company and Subsidiary
Selected Financial Data

	Years Ended December 31 (Thousands of $)
	2001	2000	1999	1998	1997
LG&E:
Operating revenues:
Revenues	$997,420	$985,947	$969,984	$854,556	$845,543
Provision for rate refunds	(720)	(2,500)	(1,735)	(4,500)	—

Total operating revenues	996,700	983,447	968,249	850,056	845,543

Net operating income	141,773	148,870	140,091	135,523	148,186

Net income:
Before unusual items	106,781	110,573	106,270	101,697	113,273
Merger costs	—	—	—	(23,577)	—

Net income	106,781	110,573	106,270	78,120	113,273

Net income available for common stock	102,042	105,363	101,769	73,552	108,688

Total assets	2,448,354	2,226,084	2,171,452	2,104,637	2,055,641

Long-term obligations (including amounts due within one year)	$616,904	$606,800	$626,800	$626,800	$646,800

LG&E's Management's Discussion and Analysis of Financial Condition and Results of Operation and LG&E's Notes to Financial Statements should be read in conjunction with the above information.

Louisville Gas and Electric Company and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operation

GENERAL

        The following discussion and analysis by management focuses on those factors that had a material effect on LG&E's financial results of operations and financial condition during 2001, 2000, and 1999 and should be read in connection with the financial statements and notes thereto.

        Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include; general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies; and other factors described from time to time in LG&E's reports to the Securities and Exchange Commission, including Exhibit No. 99.01 to this report on Form 10-K.

MERGERS and ACQUISITIONS

        On April 9, 2001, a German power company, E.ON AG, announced a preconditional cash offer of £5.1 billion ($7.3 billion) for Powergen. The offer is subject to a number of conditions, including the receipt of certain European and United States regulatory approvals. The Kentucky Public Service Commission, the Federal Energy Regulatory Commission, the Virginia State Corporation Commission, and the Tennessee Regulatory Authority have all approved the acquisition of Powergen and LG&E Energy by E.ON. The parties expect to obtain the remaining regulatory approvals and to complete the transaction in the first half of 2002. See Powergen's schedule 14D-9, and associated schedules to such filings, filed with the SEC on April 9, 2001.

        On December 11, 2000, LG&E Energy Corp. was acquired by Powergen plc. for cash of approximately $3.2 billion or $24.85 per share and the assumption of all of LG&E Energy's debt. As a result of the acquisition, LG&E Energy became a wholly owned subsidiary of Powergen and, as a result, LG&E became an indirect subsidiary of Powergen. LG&E has continued its separate identity and serves customers in Kentucky under its existing name. The preferred stock and debt securities of LG&E were not affected by this transaction and LG&E continues to file SEC reports. Following the acquisition, Powergen became a registered holding company under PUHCA, and LG&E, as a subsidiary of a registered holding company, became subject to additional regulation under PUHCA.

RESULTS OF OPERATIONS

Net Income

        LG&E's net income decreased $3.8 million for 2001, as compared to 2000. This decrease is mainly due to higher pension related expenses and amortization of regulatory assets, partially offset by increased electric and gas net revenues (operating revenues less fuel for electric generation, power purchased and gas supply expenses) and decreased interest expenses.

        LG&E's net income increased $4.3 million for 2000, as compared to 1999. This increase is mainly due to higher gas sales resulting from the colder winter weather experienced in 2000, lower administrative costs and operating expenses at the electric generating stations, partially offset by decreased electric revenues due to a rate reduction ordered by the Kentucky Commission, higher maintenance and interest expenses.

Revenues

        A comparison of operating revenues for the years 2001 and 2000, excluding the provisions recorded for refunds in 2001 and in 2000, with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):

	Increase (Decrease) From Prior Period
	Electric Revenues		Gas Revenues
Cause
	2001	2000	2001	2000
Retail sales:
Fuel and gas supply adjustments, etc.	$(394)	$(9,027)	$79,627	$57,156
LG&E/KU Merger surcredit	(2,456)	(2,331)	—	—
ESM/Performance based rate	1,962	4,114	—	—
Environmental cost recovery surcharge	1,246	(1,308)	—	—
Electric rate reduction	(3,671)	(20,727)	—	—
VDT surcredit	(1,014)	—	(68)	—
Gas rate increase	—	—	15,265	4,221
Variation in sales volumes, etc.	4,429	5,759	(64,817)	23,576

Total retail sales	102	(23,520)	30,007	84,953
Wholesale sales	(5,674)	(56,256)	(11,642)	9,226
Gas transportation-net	—	—	(880)	572
Other	(1,241)	829	801	159

Total	$(6,813)	$(78,947)	$18,286	$94,910

        Electric revenues decreased in 2001 primarily due to a decrease in brokered activity in the wholesale electric sales market, an electric rate reduction ordered by the Kentucky Commission and the effects of the LG&E/KU merger surcredit (See Note 2 of LG&E's Notes to Financial Statements under Item 8) partially offset by an increase in electric retail sales. In January 2000, the Kentucky Commission ordered an electric rate reduction and the termination of LG&E's proposed electric PBR mechanism. Gas revenues in 2001 increased primarily as a result of higher gas supply costs billed to customers through the gas supply clause and the effects of a gas rate increase ordered by the Kentucky Commission in September 2000. The gas revenue increase was partially offset by a decrease in retail and wholesale gas sales in 2001 due to warmer weather; heating degree days decreased 10.2% as compared to 2000.

        Electric revenues decreased in 2000 primarily due to a decrease in brokered activity in the wholesale electric sales market and the electric rate reduction ordered by the Kentucky Commission. In January 2000, the Kentucky Commission ordered an electric rate reduction and the termination of LG&E's proposed electric PBR mechanism. Gas revenues increased in 2000 primarily as a result of higher gas supply costs billed to customers through the gas supply clause, coupled with increased gas sales in 2000 due to colder weather, as heating degree days increased 15% over 1999. Increased wholesale gas sales, and the effects of a gas rate increase ordered by the Kentucky Commission in September 2000 also contributed to increased gas revenues.

Expenses

        Fuel for electric generation and gas supply expenses comprises a large component of LG&E's total operating costs. LG&E's electric rates contain a FAC and gas rates contain a GSC, whereby increases or decreases in the cost of fuel and gas supply are reflected in the FAC and GSC factors, subject to approval by the Kentucky Commission. In July 1999, the Kentucky Commission implemented rates proposed in LG&E's PBR filing resulting in the discontinuance of the FAC. In January 2000, the Kentucky Commission rescinded the PBR rates and ordered the reinstatement of the FAC. See Note 3 of LG&E's Notes to Financial Statements under Item 8 for a further discussion of the PBR and the FAC.

        Fuel for electric generation decreased $.2 million (.1%) in 2001 primarily due to decreased generation as a result of decreased electric sales ($2.2 million) partially offset by a higher cost of coal burned ($2.0 million). Fuel for electric generation increased $.3 million (.2%) in 2000 because of an increase in generation to support increased electric sales ($7.6 million), offset partially by a lower cost of coal burned ($7.3 million). The average delivered cost per ton of coal purchased was $21.27 in 2001, $20.96 in 2000, and $21.49 in 1999.

        Power purchased decreased $15.4 million (15.9%) in 2001 primarily due to decreased brokered sales activity in the wholesale electric market and a lower unit cost of the purchases partially offset by an increase in purchases to meet requirements for native load and off-system sales. Power purchased decreased $72.7 million (42.9%) in 2000 primarily due to decreased brokered sales activity in the wholesale electric market.

        Gas supply expenses increased $9.3 million (4.7%) in 2001 primarily due to an increase in cost of net gas supply ($36.2 million), partially offset by a decrease in the volume of gas delivered to the distribution system ($26.9 million). Gas supply expenses increased $82.2 million (71.6%) in 2000 primarily due to an increase in cost of net gas supply ($70.4 million), and due to an increase in the volume of gas delivered to the distribution system ($11.8 million). The average unit cost per Mcf of purchased gas was $5.26 in 2001, $5.08 in 2000, and $2.99 in 1999.

        Other operation expenses increased $31.9 million (23.4%) in 2001 primarily due to amortization of a regulatory asset resulting from workforce reduction costs associated with LG&E's Value Delivery initiative ($13 million), an increase in pension expense ($10.3 million) and an increase in outside services ($8.5 million). Outside services increased in part due to the reclassification of expenses as a result of the formation of LG&E Services, as required by the SEC to comply with PUHCA. Operation expenses decreased $18.7 million (12.1%) in 2000 primarily due to lower administrative costs, $13.8 million, (due to decreases in pension expense, $5.4 million, year 2000 Information Technology expenses, $4.0 million, and decreased salaries due to fewer employees in 2000, $2.0 million) and a decrease in steam production costs primarily at the Mill Creek generating station ($5.0 million).

        Maintenance expenses for 2001 decreased $5.0 million (7.9%) primarily due to decreases in scheduled outages ($2.8 million), and a decrease in software and communication equipment maintenance ($2.8 million). Maintenance expenses for 2000 increased $5.6 million (9.6%) primarily due to an increase in software maintenance agreements ($3.9 million), and maintenance of communications equipment ($1.5 million).

        Depreciation and amortization increased $2.1 million (2.1%) in 2001 and increased $1.1 million (1.1%) in 2000 because of additional utility plant in service in both years. The 2001 increase was offset by a decrease in depreciation rates resulting from a settlement order in December 2001 from the Kentucky Commission. Depreciation expenses decreased by $5.6 million as a result of the settlement order.

        Property and other taxes decreased $1.2 million (6.5%) in 2001 primarily due to a reduction in payroll taxes related to fewer employees as a result of workforce reductions and transfers to LG&E Services. Property and other taxes increased $2.1 million (12.1%) in 2000 primarily due to increased payroll and property taxes.

        Other income—net decreased $2.0 million (40.5%) in 2001 primarily due to lower interest and dividend income. Other income—net increased $.8 million (18.9%) in 2000 primarily due to increased tax benefits recorded associated with increased non-debt related interest expenses.

        Interest charges for 2001 decreased $5.3 million (12.2%) primarily due to lower interest rates on variable rate debt ($2.2 million) and the retirement of short-term borrowings ($8.1 million) partially offset by an increase in debt to associated companies ($2.5 million) and an increase in interest associated with LG&E's accounts receivable securitization program ($2.5 million). Interest charges for 2000 increased $5.3 million (13.9%) due to having short-term borrowings for entire 2000 as compared to two months in 1999 ($7.1 million), partially offset by a decrease in interest on debt to associated companies ($1.0 million) and lower interest rates on variable rate debt ($1.0 million). See Note 10 of LG&E's Notes to Financial Statements.

        LG&E's weighted average cost of long-term debt was 4.17% at December 31, 2001. See Note 10 of LG&E's Notes to Financial Statements.

        Variations in income tax expenses are largely attributable to changes in pre-tax income. The increase in LG&E's 2001 effective income tax rate to 36.5% from the 35.8% rate in 2000 was largely the result of lost tax benefits attributable to LG&E's Employee Stock Ownership Plan. These benefits ceased as a result of the December 2000 acquisition of LG&E Energy Corp. by Powergen.

        The rate of inflation may have a significant impact on LG&E's operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.

CRITICAL ACCOUNTING POLICIES

        Preparation of financial statements and related disclosures in compliance with generally accepted accounting principles (GAAP) requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment also may have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied has not changed. The following list represents accounting policies that are most significant to LG&E's financial condition and results, and that require management judgments. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. See also Note 1 of LG&E's Notes to Financial Statements.

Accounting Policy	Judgment/Uncertainties	See Also
Unbilled Revenue	Projecting customer electric and gas usage Estimating impact of weather	Note 1
Benefit Plan Accounting	Future rate of returns on pension plan assets Interest rates used in valuing benefit obligation Health care cost trend rates Other actuarial assumptions	Note 7
Derivative Financial Instruments	Market conditions in energy industry Price volatility	Note 4
Income Tax	Application of tax statutes and regulations to transactions Future decisions of tax authorities	Note 8
Regulatory Mechanisms	Future regulatory decisions Impact of deregulation and competition on ratemaking process External regulator decisions	Note 3

NEW ACCOUNTING PRONOUNCEMENTS

        During 2001 and 2000, the following accounting pronouncements were issued that affect LG&E:

          SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that LG&E must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 could increase the volatility in earnings and other comprehensive income. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of SFAS No. 133, deferred the effective date of SFAS No. 133 until January 1, 2001. LG&E adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The effect of adopting these statements resulted in a $3.6 million decrease in other comprehensive income from a cumulative effect of change in accounting principle (net of tax of $2.4 million).

          The Financial Accounting Standards Board created the Derivatives Implementation Group (DIG) to provide guidance for implementation of SFAS No. 133. DIG Issue C15, Normal Purchases and Normal Sales Exception for Option Type Contracts and Forward Contracts in Electricity was adopted in 2001 and had no impact on results of operations and financial positions. DIG Issue C16, Applying the Normal Purchases and

  Normal Sales Exception to Contracts that Combine a Forward Contract and a Purchased Option Contract, was cleared in 2001 and stated that option contracts do not meet the normal purchases and normal sales exception and should follow SFAS No. 133. DIG C16 will be effective in the second quarter of 2002. LG&E has not determined the impact this issue will have on its results of operations and financial position.

          SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 was adopted in the first quarter of 2001, when LG&E entered into an accounts receivable securitization transaction.

          SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets were issued in 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. SFAS No. 142 requires goodwill to be recorded, but not amortized. Further, goodwill will now be subject to a periodic assessment for impairment. The provisions of these new pronouncements were effective July 1, 2001, for LG&E. The adoption of these standards did not have a material impact on the results of operations or financial position of LG&E.

          SFAS No. 143, Accounting for Asset Retirement Obligations and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, were issued 2001. SFAS No. 143 establishes accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144, among other provisions, eliminates the requirement of SFAS No. 121 to allocate goodwill to long-lived assets to be tested for impairment. The effective implementation date for SFAS No. 144 is 2002 and SFAS No. 143 is 2003. Based on current regulatory accounting practices, management does not expect SFAS No. 143 or SFAS No. 144 to have a material impact on results of operations or financial position of LG&E.

LIQUIDITY AND CAPITAL RESOURCES

        LG&E uses net cash generated from its operations and external financing to fund construction of plant and equipment and the payment of dividends. LG&E believes that such sources of funds will be sufficient to meet the needs of its business in the foreseeable future.

Operating Activities

        Cash provided by operations was $287 million, $156 million and $180 million in 2001, 2000, and 1999, respectively. The 2001 increase resulted primarily from the change in accounts receivable including the sale of accounts receivable through the accounts receivable securitization program. See Note 1 of LG&E's Notes to Financial Statements under Item 8. The 2000 decrease resulted primarily from an increase in accounts receivable, and a decrease in accrued taxes. 1999 showed a lower level of non-cash income statement items and a net decrease in net current assets, primarily resulting from decreases in accounts payable and accrued taxes.

Investing Activities

        LG&E's primary use of funds for investing activities continues to be for capital expenditures. Capital expenditures were $253 million, $144 million and $195 million in 2001, 2000, and 1999, respectively. LG&E expects its capital expenditures for 2002 and 2003 to total approximately $334 million, which consists primarily of construction estimates associated with installation of NOx equipment as described in the section titled "Environmental Matters," purchase of two jointly owned CTs with KU and on-going construction for the distribution systems.

        Net cash used for investment activities increased $108 million in 2001 as compared to 2000, and decreased by $43 million in 2000 as compared to 1999, primarily due to the level of construction expenditures. NOx expenditures in 2001 were approximately $75 million.

Financing Activities

        Net cash outflows for financing activities were $39 million and $68 million in 2001 and 2000, respectively. Net cash inflow from financing activities in 1999 was $26.7 million. During 2001, LG&E issued $10.1 million of pollution control bonds resulting in net proceeds of $9.7 million after issuance costs. Dividend payments also decreased in 2001. In 2000, total debt was reduced by $20 million to $606.8 million. LG&E also refinanced $108.3 million ($106.5 million net of issuance costs) of its pollution control bonds in 2000. LG&E received $40 million in contributed capital from its parent company in December 2000.

        LG&E participates in an intercompany money pool agreement whereby LG&E Energy can make funds available to LG&E at market based rates up to $200 million. At December 31, 2001, the balance of the money pool loan from LG&E Energy was $64.2 million at an average rate of 2.37%, and LG&E had outstanding commercial paper of $30 million at an average rate of 2.54%. The resulting remaining money pool availability at December 31, 2001, was $105.8 million. LG&E Energy maintains a facility of $200 million with an affiliate to ensure funding availability for the money pool. There was no outstanding balance under this facility as of December 31, 2001, and availability of $170 million remains after considering the $30 million of commercial paper outstanding at LG&E.

        At December 31, 2000, the money pool loan balance was $114.6 million at an average rate of 6.84% and LG&E had no commercial paper outstanding.

        Under the provisions for LG&E's variable-rate pollution control bonds totaling $242.6 million, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt.

        On March 6, 2002, LG&E refinanced its $22.5 million and $27.5 million unsecured pollution control bonds, both due September 1, 2026. The replacement bonds, due September 1, 2026, are variable rate bonds and are secured by first mortgage bonds.

        On March 22, 2002, LG&E refinanced its two $35 million unsecured pollution control bonds due November 1, 2027. The replacement variable rate bonds are secured by first mortgage bonds and will mature November 1, 2027.

Future Capital Requirements

        Future capital requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. LG&E anticipates funding future capital requirements through operating cash flow, debt, and/or infusions of capital from its parent.

        LG&E's debt ratings as of January 31, 2002, were:

	Moody's	S&P	Fitch
First mortgage bonds	A1	A-	A+
Unsecured debt	A2	BBB	A
Preferred stock	a2	BBB-	A-
Commercial paper	P-1	A-2	F-1

        The S&P ratings are on Credit Watch with positive implications. The Fitch ratings are on Credit Watch—Evolving status. These ratings reflect the views of Moody's, S & P and Fitch. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

Contractual Obligations

        The following is provided to summarize LG&E's contractual cash obligations for periods after December 31, 2001 (in thousands of $):

	Payments Due by Period
Contractual cash Obligations	2002	2003- 2004	2005- 2006	After 2006	Total
Long-term debt (a)	$246,200	$42,600	$—	$328,104	$616,904
Operating leases	3,594	7,014	1,754	—	12,362
Unconditional Purchase obligations (b)	12,805	25,997	26,518	201,164	266,484
Other long-term Obligations (c)	112,900	10,000	—	—	122,900

Total contractual cash obligations	$375,499	$85,611	$28,272	$529,268	$1,018,650

(a)
Long-term debt of $246.2 million is classified as current liabilities because these bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events. Maturity dates for these bonds range from 2017 to 2027.

(b)
Represents future minimum payments under purchased power agreements through 2020.

(c)
Represents construction commitments.

Market Risks

        LG&E is exposed to market risks from changes in interest rates and commodity prices. To mitigate changes in cash flows attributable to these exposures, LG&E uses various financial instruments including derivatives. Derivative positions are monitored using techniques that include market value and sensitivity analysis. See Note 1 and 4 of LG&E's Notes to Financial Statements.

Interest Rate Sensitivity

        LG&E has short-term and long-term variable rate debt obligations outstanding. At December 31, 2001, the potential change in interest expense associated with a 1% change in base interest rates of LG&E's unhedged debt was estimated at $2.8 million.

        Interest rate swaps are used to hedge LG&E's underlying variable-rate debt obligations. These swaps hedge specific debt issuance and, consistent with management's designation, are accorded hedge accounting treatment.

        As of December 31, 2001, LG&E had swaps with a combined notional value of $117.3 million. The swaps exchange floating-rate interest payments for fixed interest payments to reduce the impact of interest rate changes on LG&E's Pollution Control Bonds. As of December 31, 2001, 30% of the outstanding variable interest rate borrowings were converted to fixed interest rates through swaps. The potential loss in fair value resulting from a hypothetical 1% adverse movement in base interest rates is estimated at $9.1 million as of December 31, 2001. This estimate is derived from third party valuations. Changes in the market value of these swaps if held to maturity, as LG&E intends to do, are not expected to have any effect on LG&E's net income or cash flow. See Note 4 of LG&E's Notes to Financial Statements under Item 8.

Energy Trading & Risk Management Activities

        LG&E conducts energy trading and risk management activities to maximize the value of power sales from physical assets it owns, in addition to the wholesale sale of excess asset capacity. Certain energy trading activities are accounted for on a mark-to-market basis in accordance with EITF 98-10 Accounting for Contracts Involved in Energy Trading and Risk Management Activities, SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities. Wholesale sales of excess asset capacity and wholesale purchases are treated as normal sales and purchases under SFAS No. 133 and SFAS No. 138 and are not marked to market.

        The table below summarizes LG&E's energy trading and risk management activities in 2001 (in thousands of $).

Fair value of contracts at 12/31/00, net liability	$(17)
Fair value of contracts when entered into during 2001	3,441
Contracts realized or otherwise settled during 2001	(2,894)
Changes in fair values due to changes in assumptions	(716)

Fair value of contracts at 12/31/01, net liability	$(186)

        No changes to valuation techniques for energy trading and risk management activities occurred during 2001. All contracts outstanding at December 31, 2001 have a maturity of less than one year and are valued using prices actively quoted for proposed or executed transactions or quoted by brokers.

        LG&E maintains policies intended to minimize credit risk and revalues credit exposures daily to monitor compliance with those policies. As December 31, 2001, 100% of the trading and risk management commitments were with counterparties rated BBB equivalent or better.

Commodity Price Sensitivity

        LG&E has limited exposure to market price volatility in prices of fuel and electricity, since its retail tariffs include the FAC and GSC commodity price pass-through mechanisms. LG&E is exposed to market price volatility of fuel and electricity in its wholesale activities.

Accounts Receivable Securitization

        On February 6, 2001, LG&E implemented an accounts receivable securitization program. The purpose of this program is to enable LG&E to accelerate the receipt of cash from the collection of retail accounts receivable, thereby reducing dependence upon more costly sources of working capital. The securitization program allows for a percentage of eligible receivables to be sold. Eligible receivables are generally all receivables associated with retail sales that have standard terms and are not past due. LG&E is able to terminate these programs at any time without penalty. If there is a significant deterioration in the payment record of the receivables by the retail customers or if LG&E fails to meet certain covenants regarding the program, the program may terminate at the election of the financial institutions. In this case, payments from retail customers would first be used to repay the financial institutions participating in the program, and would then be available for use by LG&E.

        As part of the program, LG&E sold retail accounts receivables to a wholly owned subsidiary, LG&E R. Simultaneously, LG&E R entered into two separate three-year accounts receivable securitization facilities with two financial institutions and their affiliates whereby LG&E R can sell, on a revolving basis, an undivided interest in certain of their receivables and receive up to $75 million from an unrelated third party purchaser. The effective cost of the receivables programs is comparable to LG&E's lowest cost source of capital, and is based on prime rated commercial paper. LG&E retains servicing rights of the sold receivables through two separate servicing agreements with the third party purchaser. LG&E has obtained an opinion from independent legal counsel indicating these transactions qualify as true sale of receivables. As of December 31, 2001, the outstanding program balance was $42 million.

        Management expects to renew these facilities when they expire.

        The allowance for doubtful accounts associated with the eligible securitized receivables was $1.3 million at December 31, 2001. This allowance is based on historical experience of LG&E. Each securitization facility contains a fully funded reserve for uncollectible receivables.

RATES AND REGULATION

        Following the purchase of LG&E Energy by Powergen, Powergen became a registered holding company under PUHCA. As a result, Powergen, its utility subsidiaries, including LG&E, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. Powergen believes that it has adequate authority (including financing authority) under existing SEC orders and regulations for it and its subsidiaries to conduct their businesses and will seek additional authorization when necessary.

        LG&E is subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, their accounting is subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Given LG&E's competitive position in the marketplace and the status of regulation in the state of Kentucky, LG&E has no plans or intentions to discontinue its application of SFAS No. 71. See Note 3 of LG&E's Notes to Financial Statements.

Kentucky Commission Settlement Order—Value Delivery Costs, ESM and Depreciation

        During the first quarter 2001, LG&E recorded a $144 million charge for a workforce reduction program. Primary components of the charge were separation benefits, enhanced early retirement benefits, and health care benefits. The result of this workforce reduction was the elimination of over 700 positions, accomplished primarily through a voluntary enhanced severance program.

        On June 1, 2001, LG&E filed an application (VDT case) with the Kentucky Commission to create a regulatory asset relating to these first quarter 2001 charges. The application requested permission to amortize these costs over a four-year period. The Kentucky Commission also opened a case to review the new depreciation study and resulting depreciation rates implemented in 2001.

        LG&E reached a settlement in the VDT case as well as the other cases involving depreciation rates and ESM with all intervening parties. The settlement agreement was approved by the Kentucky Commission on December 3, 2001.

        The Kentucky Commission December 3, 2001, order allowed LG&E to set up a regulatory asset of $141 million for the workforce reduction costs and begin amortizing these costs over a five year period starting in April 2001. The first quarter charge of $144 million represented all employees who had accepted a voluntary enhanced severance program. Some employees rescinded their participation in the voluntary enhanced severance program, thereby decreasing the original charge from $144 million to $141 million. The settlement will also reduce revenues approximately $26 million through a surcredit on future bills to customers over the same five year period. The surcredit represents stipulated net savings LG&E is expected to realize from implementation of best practices through the value delivery process. The agreement also established LG&E's new depreciation rates in effect December 2001, retroactive to January 1, 2001. The new depreciation rates decreased depreciation expense by $5.6 million in 2001.

Environmental Cost Recovery

        In August 1999, a final order of the Kentucky Commission approved LG&E's settlement agreement concerning the refund of the recovery of costs associated with pre-1993 environmental projects. LG&E began applying the refund to customers' bills in October 1999, and completed the refund process in November 2000. All aspects of the original litigation of this issue have now been resolved.

        In June 2000, the Kentucky Commission approved LG&E's application for a CCN to construct up to three SCR NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2004. In its order, the Kentucky Commission ruled that LG&E's proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E filed an application with the Kentucky Commission to amend its Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Following the completion of hearings in March 2001, a ruling was issued in April 2001 granting LG&E's application. Such approval has allowed LG&E to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews.

ESM

        LG&E's electric rates are subject to an ESM. The ESM, in place for three years beginning in 2000, sets an upper and lower point for rate of return on equity, whereby if LG&E's rate of return for the calendar year falls within the range of 10.5% to 12.5%, no action is necessary. If earnings are above the upper limit, then excess earnings are shared 40% with ratepayers and 60% with shareholders; if earnings are below the lower limit, then earnings deficiency is recovered 40% from ratepayers and 60% from shareholders. The first ESM filing was made on March 1, 2001, for year ended December 31, 2000, which resulted in a refund to customers of $618,000. By order of the Kentucky Commission, rate changes prompted by the ESM filing go into effect in April of each year. LG&E estimated that the rate of return will fall within the deadband range, subject to Kentucky Commission approval, for the year ended December 31, 2001; therefore, no adjustment to the financial statements was made.

DSM

        LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program. In May 2001, the Kentucky Commission approved LG&E's plan to continue DSM programs. This filing called for the expansion of the DSM programs into the service territory served by KU and proposes a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

Gas PBR

        Since November 1, 1997, LG&E has operated under an experimental performance-based ratemaking mechanism related to its gas procurement activities. For each of the last four years, LG&E's rates have been adjusted to recover its portion of the savings (or expenses) incurred during each of the four 12-month periods beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2001, LG&E has achieved $32.1 million in savings. Of the total savings, LG&E has retained $15.0 million, and the remaining portion of $17.1 million has been distributed to customers. In December 2000, LG&E filed an Application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the PBR as a result of the benefits provided to both LG&E and its customers during the experimental period. Following the discovery and hearing process, the Kentucky Commission issued an order effective November 1, 2001, extending the experimental PBR program for an additional four years, and making other modifications, including changes to the sharing levels applicable to savings or expenses incurred under the PBR. Specifically, the Kentucky Commission modified the sharing mechanism to a 25%/75% Company/Customer sharing for all savings (and expenses) up to 4.5% of the benchmarked gas costs. Savings (and expenses) in excess of 4.5% of the benchmarked gas costs are shared at the 50%/50% level.

FAC

        Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998, of which $1.9 million was refunded in April 1999, for the period beginning November 1994, and ending October 1996. The orders changed LG&E's method of computing fuel costs associated with electric line losses on wholesale sales appropriate for recovery through the FAC. Following rehearing in December 1999, the Kentucky Commission agreed with LG&E "s position on the appropriate loss factor to use in the FAC computation and issued an order reducing the refund level for the 18-month period under review to approximately $800,000. LG&E enacted the refund with billings in the month of January 2000. LG&E and KIUC each filed separate appeals from the Kentucky Commission's February 1999 orders with the Franklin County, Kentucky Circuit Court and in May 2000, the Court affirmed the Kentucky Commission's orders regarding the amounts disallowed and ordered the case remanded as to the Kentucky Commission's denial of interest, directing the Kentucky Commission to determine whether interest should be awarded to LG&E's ratepayers. In June 2000, LG&E appealed the Circuit Court's decision to the Kentucky Court of Appeals. Pending a decision on this appeal, a comprehensive settlement was reached by all parties, which settlement was filed with the Kentucky Commission on December 21, 2001. Thereunder, LG&E agreed to credit its fuel clause in the amount of $720,000 (such credit provided over the course of two monthly billing periods), and the parties agreed on a prospective interpretation of the state's fuel adjustment clause regulation to ensure consistent and mutually acceptable application on a going-forward basis. All pending FAC proceedings before the court were resolved by the parties to the agreement and all parties requested the Court of Appeals remand the case to the Kentucky Commission. The Kentucky Commission is expected to approve the settlement in 2002.

Gas Rate Case

        In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on revenues from gas sales.

Wholesale Natural Gas Prices

        On September 12, 2000, the Kentucky Commission issued an order establishing Administrative Case No. 384—"An Investigation of Increasing Wholesale Natural Gas Prices and the Impacts of such Increase on the Retail Customers Served by Kentucky's Jurisdictional Natural Gas Distribution Companies". The impetus for this administrative proceeding was the escalation of wholesale natural gas prices during the summer of 2000.

        The Kentucky Commission directed Kentucky's natural gas distribution companies, including LG&E, to file selected information regarding the individual companies' natural gas purchasing practices, expectations for the then-approaching winter heating season of 2000-2001, and potential actions which these companies might take to mitigate price volatility. On July 17, 2001, the Kentucky Commission issued an order encouraging the natural gas distribution companies in Kentucky to take various actions, among them to propose a natural gas hedge plan, consider performance-based ratemaking mechanisms, and to increase the use of storage.

        On August 12, 2001, LG&E submitted a natural gas hedge plan in Case No. 2001-253. However, due to significantly decreased wholesale natural gas prices during the Summer of 2001, the Kentucky Commission ultimately rejected LG&E's proposed gas hedging plan as "untimely" in its Order dated October 5, 2001. The Kentucky Commission encouraged LG&E to file another hedge plan for its consideration in 2002.

        Another result from that Administrative Case was the Kentucky Commission's decision to engage a consultant to conduct a forward-looking audit of the gas procurement and supply procedures in order to assist both the Kentucky Commission and each of Kentucky's largest natural gas distribution companies. This audit is underway.

Kentucky Commission Administrative Case for Affiliate Transactions

        In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intended to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. During the period September 1998 to February 2000, the Kentucky Commission issued draft codes of conduct and cost allocation guidelines. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities who provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission. In the same Bill, the General Assembly set forth provisions to govern a utilities activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E has been operating pursuant thereto since that time. On February 14, 2001, the Kentucky Commission published notice of their intent to promulgate new administrative regulations under the auspices of the new law. This effort is still on going.

Kentucky Commission Administrative Case for System Adequacy

        On June 19, 2001, Kentucky Governor Paul E. Patton issued Executive Order 2001-771, which directed the Kentucky Commission to review and study issues relating to the need for and development of new electric generating capacity in Kentucky. The issues to be considered included the impact of new power plants on the electric supply grid, facility siting issues, and economic development matters, with the goal of ensuring a continued, reliable source of supply of electricity for the citizens of Kentucky and the continued environmental and economic vitality of the Commonwealth and its communities. In response to that Executive Order, in July 2001 the Kentucky Commission opened Administrative Case No. 387 to review the adequacy of Kentucky's generation capacity and transmission system. Specifically, the items reviewed were the appropriate level of reliance on purchased power, the appropriate reserve margins to meet existing and future electric demand, the impact of spikes in natural gas prices on electric utility planning strategies, and the adequacy of Kentucky's electric transmission facilities. LG&E, as a party to this proceeding, filed written testimony and responded to two requests for information. Public hearings were held in August, September, and October 2001. In October 2001, LG&E filed a final brief in the case. In December 2001 the Kentucky Commission issued an order in which they noted that LG&E is responsibly addressing the long-term supply needs of native load customers and that current reserve margins are appropriate. However, due to the rapid pace of change in the industry, the order also requires LG&E to provide an annual assessment of supply resources, future demand, reserve margin, and the need for new resources.

        Regarding the transmission system, the Kentucky Commission concluded that the transmission system within the Commonwealth can reliably serve native load and a significant portion of the proposed new unregulated power plants. However, it will not be able to handle the volume of transactions envisioned by FERC without future upgrades, the costs of which should be borne by those for whom the upgrades are required.

        The Kentucky Commission pledged to continue to monitor all relevant issues and advocate Kentucky's interests at all opportunities.

Environmental Matters

        The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

        In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its State Implementation Plan or "SIP" to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units. As a result of appeals to both rules, the compliance date was extended to May 2004. All LG&E generating units are subject to the May 2004 compliance date under these NOx emissions reduction rules.

        LG&E is currently implementing a plan for adding significant additional NOx controls to its generating units. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. LG&E estimates that it will incur total capital costs of approximately $160 million to reduce its NOx emissions to the 0.15 lb./Mmbtu level on a company-wide basis. In addition, LG&E will incur additional operating and maintenance costs in operating new NOx controls. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E had anticipated that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believed that a significant portion of such costs could be recovered. In April 2001, the Kentucky Commission granted recovery of these costs for LG&E.

        LG&E is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program. LG&E is in the process of converting the Mill Creek Station to wet stack operation in an effort to resolve all outstanding issues related to particulate matter emissions.

        LG&E owns or formerly owned three properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to the sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $400,000. Accordingly, an accrual of $400,000 has been recorded in the accompanying financial statements at December 31, 2001 and 2000.

        See Note 12 of LG&E's Notes to Financial Statements for an additional discussion of environmental issues.

Deferred Income Taxes

        LG&E expects to have adequate levels of taxable income to realize its recorded deferred tax assets. At December 31, 2001, deferred tax assets totaled $114.4 million and were principally related to expenses attributable to LG&E's pension plans and post retirement benefit obligations.

FUTURE OUTLOOK

Competition and Customer Choice

        LG&E has moved aggressively over the past decade to be positioned for, and to help promote, the energy industry's shift to customer choice and a competitive market for energy services. Specifically, LG&E has taken many steps to prepare for the expected increase in competition in its business, including support for performance-based ratemaking structures; aggressive cost reduction activities; strategic acquisitions, dispositions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments. LG&E continues to be active in the national debate surrounding the restructuring of the energy industry and the move toward a competitive, market-based environment.

        In December 1997, the Kentucky Commission issued a set of principles which was intended to serve as its guide in consideration of issues relating to industry restructuring. Among the issues addressed by these principles are: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct. During 1998, the Kentucky Commission and a task force of the Kentucky General Assembly had each initiated proceedings, including meetings with representatives of utilities, consumers, state agencies and other groups in Kentucky, to discuss the possible structure and effects of energy industry restructuring in Kentucky.

        In November 1999, the task force issued a report to the Governor of Kentucky and a legislative agency recommending no general electric industry restructuring actions during the 2000 legislative session. No general restructuring actions were taken during the 2001 legislative session.

        Thus, at the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a plan or timetable for retail electric industry competition in Kentucky. The nature or timing of the ultimate legislative or regulatory actions regarding industry restructuring and their impact on LG&E, which may be significant, cannot currently be predicted.

        While many states have moved forward in providing retail choice, many others have not. Some are reconsidering their initiatives and have even delayed implementation. Recent activities in California that have resulted in extremely high wholesale (and in some cases, consumer) electric prices are becoming significant factors in the deliberations by other states.

Louisville Gas and Electric Company and Subsidiary
Consolidated Statements of Income
(Thousands of $)

	Years Ended December 31
	2001	2000	1999
OPERATING REVENUES:
Electric	$706,645	$713,458	$792,405
Gas	290,775	272,489	177,579
Provision for rate refunds (Note 3)	(720)	(2,500)	(1,735)

Total operating revenues (Note 1)	996,700	983,447	968,249

OPERATING EXPENSES:
Fuel for electric generation	159,231	159,418	159,129
Power purchased	81,475	96,894	169,573
Gas supply expenses	206,165	196,912	114,745
Other operation expenses	167,818	135,943	154,667
Maintenance	58,687	63,709	58,119
Depreciation and amortization (Note 1)	100,356	98,291	97,221
Federal and state income taxes (Note 8)	63,452	64,425	57,774
Property and other taxes	17,743	18,985	16,930

Total operating expenses	854,927	834,577	828,158

Net operating income	141,773	148,870	140,091
Other income—net (Note 9)	2,930	4,921	4,141
Interest charges	37,922	43,218	37,962

Net income	106,781	110,573	106,270
Preferred stock dividends	4,739	5,210	4,501

Net income available for common stock	$102,042	$105,363	$101,769

Consolidated Statements of Retained Earnings
(Thousands of $)

	Years Ended December 31
	2001	2000	1999
Balance January 1	$314,594	$259,231	$247,462
Add net income	106,781	110,573	106,270

	421,375	369,804	353,732

Deduct:
Cash dividends declared on stock:
5% cumulative preferred	1,075	1,075	1,075
Auction rate cumulative preferred	2,195	2,666	1,957
$5.875 cumulative preferred	1,469	1,469	1,469
Common	23,000	50,000	90,000

	27,739	55,210	94,501

Balance December 31	$393,636	$314,594	$259,231

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary
Consolidated Statements of Comprehensive Income
(Thousands of $)

	Years Ended December 31
	2001	2000	1999
Net income	$106,781	$110,573	$106,270
Cumulative effect of change in accounting principle—Accounting for derivative instruments and hedging activities (Note 1)	(5,998)	—	—
Losses on derivative instruments and hedging activities (Note 1)	(2,606)
Additional minimum pension liability adjustment (Note 7)	(24,712)	—	—
Unrealized holding losses on available-for-sale securities arising during the period	—	—	(402)
Income tax benefit related to items of other comprehensive income	13,416	—	163

Comprehensive income	$86,881	$110,573	$106,031

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary
Consolidated Balance Sheets
(Thousands of $)

	December 31
	2001	2000
ASSETS:
Utility plant, at original cost (Note 1):
Electric	$2,598,152	$2,459,206
Gas	409,994	389,371
Common	159,817	148,530

	3,167,963	2,997,107
Less: reserve for depreciation	1,381,874	1,296,865

	1,786,089	1,700,242
Construction work in progress	255,074	189,218

	2,041,163	1,889,460

Other property and investments—less reserve	1,176	1,357

Current assets:
Cash and temporary cash investments	2,112	2,495
Marketable securities (Note 6)	—	4,056
Accounts receivable—less reserve of $1,575 in 2001 and $1,286 in 2000	85,667	170,852
Materials and supplies—at average cost:
Fuel (predominantly coal)	22,024	9,325
Gas stored underground (Note 1)	46,395	54,441
Other	29,050	31,685
Prepayments and other	4,688	1,317

	189,936	274,171

Deferred debits and other assets:
Unamortized debt expense (Note 1)	5,921	5,784
Regulatory assets (Note 3)	197,142	54,439
Other	13,016	873

	216,079	61,096

	$2,448,354	$2,226,084

CAPITAL AND LIABILITIES:
Capitalization (see statements of capitalization):
Common equity	$838,070	$778,928
Cumulative preferred stock	95,140	95,140
Long-term debt (Note 10)	370,704	360,600

	1,303,914	1,234,668

Current liabilities:
Current portion of long-term debt (Note 10)	246,200	246,200
Notes payable (Note 11)	94,197	114,589
Accounts payable	149,070	134,392
Accrued taxes	20,257	8,073
Accrued interest	5,818	6,350
Other	12,840	19,693

	528,382	529,297

Deferred credits and other liabilities:
Accumulated deferred income taxes (Notes 1 and 8)	298,143	289,232
Investment tax credit, in process of amortization	58,689	62,979
Accumulated provision for pensions and related benefits (Note 7)	167,526	31,257
Customers' advances for construction	9,745	9,578
Regulatory liabilities (Note 3)	65,349	61,013
Other	16,606	8,060

	616,058	462,119

Commitments and contingencies (Note 12)	$2,448,354	$2,226,084

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary
Consolidated Statements of Cash Flows
(Thousands of $)

	Years Ended December 31
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,781	$110,573	$106,270
Items not requiring cash currently:
Depreciation and amortization	100,356	98,291	97,221
Deferred income taxes—net	3,021	31,020	(5,279)
Investment tax credit—net	(4,290)	(4,274)	(4,289)
Other	(528)	8,481	6,924
Change in certain net current assets:
Accounts receivable	43,185	(56,993)	28,721
Materials and supplies	(2,018)	(4,311)	(559)
Accounts payable	14,678	21,384	(20,665)
Accrued taxes	12,184	(15,686)	(8,170)
Accrued interest	(532)	(2,915)	1,227
Prepayments and other	(9,968)	(4,901)	(4,306)
Sale of accounts receivable (Note 1)	42,000	—	—
Other	(17,806)	(24,431)	(16,602)

Net cash flows from operating activities	287,063	156,238	180,493

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities	—	(708)	(1,144)
Proceeds from sales of securities	4,237	4,089	11,662
Construction expenditures	(252,958)	(144,216)	(194,644)

Net cash flows used for investing activities	(248,721)	(140,835)	(184,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings and repayments	(20,392)	(5,508)	120,097
Issuance of pollution control bonds	9,662	106,545	—
Retirement of first mortgage bonds and pollution control bonds	—	(130,627)	—
Additional paid-in capital	—	40,000	—
Payment of dividends	(27,995)	(78,079)	(93,433)

Net cash flows from financing activities	(38,725)	(67,669)	26,664

Change in cash and temporary cash investments	(383)	(52,266)	23,031
Cash and temporary cash investments at beginning of year	2,495	54,761	31,730

Cash and temporary cash investments at end of year	$2,112	$2,495	$54,761

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$35,546	$46,562	$76,761
Interest on borrowed money	30,989	42,958	33,507

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary
Consolidated Statements of Capitalization
(Thousands of $)

	December 31
	2001	2000
COMMON EQUITY:
Common stock, without par value—
Authorized 75,000,000 shares, outstanding 21,294,223 shares	$425,170	$425,170
Common stock expense	(836)	(836)
Additional paid-in capital	40,000	40,000
Accumulated other comprehensive income	(19,900)	—
Retained earnings	393,636	314,594

	838,070	778,928

	Shares Outstanding	Current Redemption Price
CUMULATIVE PREFERRED STOCK:
Redeemable on 30 days notice by LG&E
$25 par value, 1,720,000 shares authorized—
5% series	860,287	$28.00	21,507	21,507
Without par value, 6,750,000 shares authorized—
Auction rate	500,000	100.00	50,000	50,000
$5.875 series	250,000	102.35	25,000	25,000
Preferred stock expense			(1,367)	(1,367)

			95,140	95,140

LONG-TERM DEBT (Note 10):
First mortgage bonds—
Series due August 15, 2003, 6%			42,600	42,600
Pollution control series:
R due November 1, 2020, 6.55%			41,665	41,665
S due September 1, 2017, variable			31,000	31,000
T due September 1, 2017, variable			60,000	60,000
U due August 15, 2013, variable			35,200	35,200
V due August 15, 2019, 5 5/8%			102,000	102,000
W due October 15, 2020, 5.45%			26,000	26,000
X due April 15, 2023, 5.90%			40,000	40,000
Y due May 1, 2027, variable			25,000	25,000
Z due August 1, 2030, variable			83,335	83,335
AA due September 1, 2027, variable			10,104	—

Total first mortgage bonds			496,904	486,800
Pollution control bonds (unsecured)—
Series due September 1, 2026, variable			22,500	22,500
Series due September 1, 2026, variable			27,500	27,500
Series due November 1, 2027, variable			35,000	35,000
Series due November 1, 2027, variable			35,000	35,000

Total unsecured pollution control bonds			120,000	120,000

Total bonds outstanding			616,904	606,800
Less current portion of long-term debt			246,200	246,200

Long-term debt			370,704	360,600

Total capitalization			$1,303,914	$1,234,668

The accompanying notes are an integral part of these consolidated financial statements.

Louisville Gas and Electric Company and Subsidiary

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

        LG&E, a subsidiary of LG&E Energy and an indirect subsidiary of Powergen, is a regulated public utility engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution, and sale of natural gas in Louisville and adjacent areas in Kentucky. LG&E Energy is an exempt public utility holding company with wholly owned subsidiaries including LG&E, KU, Capital Corp., LEM, and LG&E Services. All of the LG&E's Common Stock is held by LG&E Energy. LG&E has one wholly owned consolidated subsidiary, LG&E Receivable.

        On December 11, 2000, LG&E Energy Corp.was acquired by Powergen. Powergen is a registered public utility holding company under PUHCA. No costs associated with the Powergen acquisition nor any of the effects of purchase accounting have been reflected in the financial statements of LG&E.

        Certain reclassification entries have been made to the 2000 financial statements to conform to the 2001 presentation with no impact on the balance sheet totals or previously reported income.

        Utility Plant.    LG&E's plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates. LG&E has not recorded any allowance for funds used during construction.

        The cost of plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost, plus removal expense less salvage value, is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

        Depreciation.    Depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. Pursuant to a final order of the Kentucky Commission dated December 3, 2001, LG&E implemented new depreciation rates effective as of January 1, 2001. The amounts provided for 2001 were 3.0% (2.9% electric, 2.9% gas and 5.7% common); for 2000 were 3.6% (3.3% electric, 3.8% gas and 7.3% common); and for 1999 were 3.4% (3.2% electric, 3.2% gas, and 7.1% common) of average depreciable plant.

        Cash and Temporary Cash Investments.    LG&E considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

        Gas Stored Underground.    Gas inventories of $46.4 million and $54.4 million at December 31, 2001, and 2000, respectively, are included in gas stored underground in the balance sheet. The inventory is accounted for using the average-cost method.

        Financial Instruments.    LG&E uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in other comprehensive income. In 2000, LG&E used exchange traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on U.S. Treasury note and bond futures were charged or credited to other income-net. See Note 4—Financial Instruments.

        Debt Expense.    Debt expense is capitalized in deferred debits and amortized over the lives of the related bond issues, consistent with regulatory practices.

        Deferred Income Taxes.    Deferred income taxes have been provided for all material book-tax temporary differences.

        Investment Tax Credits.    Investment tax credits resulted from provisions of the tax law that permitted a reduction of LG&E's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

        Revenue Recognition.    Revenues are recorded based on service rendered to customers through month-end. LG&E accrues an estimate for unbilled revenues from each meter reading date to the end of the accounting period. The unbilled revenue estimates included in accounts receivable for LG&E at December 31, 2001 and 2000, were approximately $37.3 million and $62.8 million, respectively. See Note 3, Rates and Regulatory Matters. LG&E recorded electric revenues that resulted from sales to a related party, KU, of $28.5 million, $20.9 million and $20.2 million for years ended December 31, 2001, 2000 and 1999, respectively.

        Fuel and Gas Costs.    The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system. LG&E implemented a Kentucky Commission- approved performance-based ratemaking mechanism related to gas procurement and off-system gas sales activity. See Note 3, Rates and Regulatory Matters.

        Management's Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 12, Commitments and Contingencies, for a further discussion.

        Accounts Receivable Securitization.    SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 was adopted in the first quarter of 2001, when LG&E entered into an accounts receivable securitization transaction.

        On February 6, 2001, LG&E implemented an accounts receivable securitization program. The purpose of this program is to enable LG&E to accelerate the receipt of cash from the collection of retail accounts receivable, thereby reducing dependence upon more costly sources of working capital. The securitization program allows for a percentage of eligible receivables to be sold. Eligible receivables are generally all receivables associated with retail sales that have standard terms and are not past due. LG&E is able to terminate these programs at any time without penalty. If there is a significant deterioration in the payment record of the receivables by the retail customers or if LG&E fails to meet certain covenants regarding the program, the program may terminate at the election of the financial institutions. In this case, payments from retail customers would first be used to repay the financial institutions participating in the program, and would then be available for use by LG&E.

        As part of the program, LG&E sold retail accounts receivables to a wholly owned subsidiary, LG&E R. Simultaneously, LG&E R entered into two separate three-year accounts receivable securitization facilities with two financial institutions and their affiliates whereby LG&E R can sell, on a revolving basis, an undivided interest in certain of their receivables and receive up to $75 million from an unrelated third party purchaser. The effective cost of the receivables programs is comparable to LG&E's lowest cost source of capital, and is based on prime rated commercial paper. LG&E retains servicing rights of the sold receivables through two separate servicing agreements with the third party purchaser. LG&E has obtained an opinion from independent legal counsel indicating these transactions qualify as true sale of receivables. As of December 31, 2001, the outstanding program balance was $42 million.

        Management expects to renew these facilities when they expire.

        The allowance for doubtful accounts associated with the eligible securitized receivables was $1.3 million at December 31, 2001. This allowance is based on historical experience of LG&E. Each securitization facility contains a fully funded reserve for uncollectible receivables.

        New Accounting Pronouncements.    During 2001 and 2000, the following accounting pronouncements were issued that affect LG&E:

          SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that LG&E must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 could increase the volatility in earnings and other comprehensive income. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of SFAS No. 133, deferred the effective date of SFAS No. 133 until January 1, 2001. LG&E adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The effect of adopting these statements resulted in a $3.6 million decrease in other comprehensive income from a cumulative effect of change in accounting principle (net of tax of $2.4 million).

          The Financial Accounting Standards Board created the Derivatives Implementation Group (DIG) to provide guidance for implementation of SFAS No. 133. DIG Issue C15, Normal Purchases and Normal Sales Exception for Option Type Contracts and Forward Contracts in Electricity was adopted in 2001 and had no impact on results of operations and financial position. DIG Issue C16, Applying the Normal Purchases and Normal Sales Exception to Contracts that Combine a Forward Contract and a Purchased Option Contract, was cleared in 2001 and stated that option contracts do not meet the normal purchases and normal sales exception and should follow SFAS No. 133. DIG C16 will be effective in the second quarter of 2002. Management has not determined the impact this issue will have on its results of operations and financial position.

          SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets were issued in 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. SFAS No. 142 requires goodwill to be recorded, but not amortized. Further, goodwill will now be subject to a periodic assessment for impairment. The provisions of these new pronouncements were effective July 1, 2001, for LG&E. The adoption of these standards did not have a material impact on the results of operations or financial position of LG&E.

          SFAS No. 143, Accounting for Asset Retirement Obligations and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, were issued 2001. SFAS No. 143 establishes accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144, among other provisions, eliminates the requirement of SFAS No. 121 to allocate goodwill to long-lived assets to be tested for impairment. The effective implementation date for SFAS No. 144 is 2002 and SFAS No. 143 is 2003. Based on current regulatory accounting practices, management does not expect SFAS No. 143 or SFAS No. 144 to have a material impact on results of operations or financial position of LG&E.

Note 2—Mergers and Acquisitions

        On December 11, 2000, LG&E Energy Corp. was acquired by Powergen plc. for cash of approximately $3.2 billion or $24.85 per share and the assumption of all of LG&E Energy's debt. As a result of the acquisition, LG&E Energy became a wholly owned subsidiary of Powergen and, as a result, LG&E became an indirect subsidiary of Powergen. LG&E has continued its separate identity and serves customers in Kentucky under its existing name. The preferred stock and debt securities of LG&E were not affected by this transaction resulting in the utility operations' obligation to continue to file SEC reports. Following the acquisition, Powergen became a registered holding company under PUHCA, and LG&E, as a subsidiary of a registered holding company, became subject to additional regulations under PUHCA.

        LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. As a result of the merger, LG&E Energy, which is the parent of LG&E, became the parent company of KU. The operating utility subsidiaries (LG&E and KU) have continued to maintain their separate corporate identities and serve customers in Kentucky and Virginia under their present names. LG&E Energy estimated non-fuel savings over a ten year period following the merger. Costs to achieve these savings for LG&E of $50.2 million were recorded in the second quarter of 1998, $18.1 million of which were initially deferred and are being amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. LG&E expensed the remaining costs associated with the merger ($32.1 million) in the second quarter of 1998. In regulatory filings associated with approval of the merger, LG&E committed not to seek increases in existing base rates and proposed reductions in their retail customers' bills in amounts based on one-half of the savings, net of the deferred and amortized amount, over a five-year period. The preferred stock and debt securities of LG&E were not affected by the merger.

        Management has accounted for the KU/LG&E merger as a pooling of interests and as a tax-free reorganization under the Internal Revenue Code.

        As part of its merger order, the Kentucky Commission approved a surcredit whereby 50% of the net non-fuel cost savings estimated to be achieved from the merger, less $18.1 million or 50% of the originally estimated costs to achieve such savings, be applied to reduce customer rates through a surcredit on customers' bills and the remaining 50% be retained by the companies. The surcredit is allocated 53% to KU and 47% to LG&E pursuant to Kentucky Commission order. The surcredit will be about 2% of customer bills through mid 2003 and will amount to approximately $55 million in net non-fuel savings to LG&E. Any fuel cost savings are passed to Kentucky customers through the companies' fuel adjustment clauses. See Note 3 for more information about LG&E's rates and regulatory matters.

Note 3—Rates and Regulatory Matters

        Accounting for the regulated utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by FERC and the Kentucky Commission. LG&E is subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, under which certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected return to customers in future rates. LG&E's current or expected recovery of deferred costs and expected return of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in LG&E's balance sheets as of December 31 (in thousands of $):

	2001	2000
VDT Costs	$127,529	$—
Gas supply adjustments due from customers	30,135	12,324
Unamortized loss on bonds	17,902	19,036
LGE/KU merger costs	5,444	9,073
Manufactured gas sites	2,062	2,368
One utility costs	3,643	6,331
Other	10,427	5,307

Total regulatory assets	197,142	54,439

Deferred income taxes—net	(48,703)	(54,593)
Gas supply adjustments due to customers	(15,702)	(2,209)
Other	(944)	(4,391)

Total regulatory liabilities	(65,349)	(61,013)

Regulatory assets (liabilities)—net	$131,793	$(6,574)

        Kentucky Commission Settlement—Value Delivery Costs.    During the first quarter 2001, LG&E recorded a $144 million charge for a workforce reduction program. Primary components of the charge were separation benefits, enhanced early retirement benefits, and health care benefits. The result of this workforce reduction was the elimination of over 700 positions, accomplished primarily through a voluntary enhanced severance program.

        On June 1, 2001, LG&E filed an application (VDT case) with the Kentucky Commission to create a regulatory asset relating to these first quarter 2001 charges. The application requested permission to amortize these costs over a four-year period. The Kentucky Commission also opened a case to review the new depreciation study and resulting depreciation rates implemented in 2001.

        LG&E reached a settlement in the VDT case as well as the other cases involving depreciation rates and ESM with all intervening parties. The settlement agreement was approved by the Kentucky Commission on December 3, 2001.

        The Kentucky Commission December 3, 2001, order allowed LG&E to set up a regulatory asset of $141 million for the workforce reduction costs and begin amortizing these costs over a five year period starting in April 2001. The first quarter charge of $144 million represented all employees who had accepted a voluntary enhanced severance program. Some employees rescinded their participation in the voluntary enhanced severance program, thereby decreasing the original charge from $144 million to $141 million. The settlement will also reduce revenues approximately $26 million through a surcredit on future bills to customers over the same five year period. The surcredit represents net savings stipulated by LG&E. The agreement also established LG&E's new depreciation rates in effect December 2001, retroactive to January 1, 2001. The new depreciation rates decreased depreciation expense by $5.6 million in 2001.

        PUHCA.    Following the purchase of LG&E Energy by Powergen, Powergen became a registered holding company under PUHCA. As a result, Powergen, its utility subsidiaries, including LG&E, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. Powergen believes that it has adequate authority (including financing authority) under existing SEC orders and regulations for it and its subsidiaries to conduct their businesses and will seek additional authorization when necessary.

        Environmental Cost Recovery.    In June 2000, the Kentucky Commission approved LG&E's application for a CCN to construct up to three SCR NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2004. In its order, the Kentucky Commission ruled that LG&E's proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E filed an application with the Kentucky Commission to amend its Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Approval of LG&E's application will allow LG&E to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews. Following the completion of hearings in March 2001, a ruling was issued in April 2001 approving LG&E's application.

        ESM.    LG&E's electric rates are subject to an ESM. The ESM, in place for three years beginning in 2000, sets an upper and lower point for rate of return on equity, whereby if LG&E's rate of return for the calendar year falls within the range of 10.5% to 12.5%, no action is necessary. If earnings are above the upper limit, then excess earnings are shared 40% with ratepayers and 60% with shareholders; if earnings are below the lower limit, then earnings deficiency is recovered 40% from ratepayers and 60% from shareholders. The first ESM filing was made on March 1, 2001, for year ended December 31, 2000 that resulted in a refund to customers of $618,000. By order of the Kentucky Commission, rate changes prompted by the ESM filing go into effect in April of each year. LG&E estimated that the rate of return will fall within the deadband range, subject to Kentucky Commission approval, for the year ended December 31, 2001; therefore, no adjustment to the financial statements was made.

        DSM.    LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program. In May 2001, the Kentucky Commission approved LG&E's plan to continue DSM programs. This filing called for the expansion of the DSM programs into the service territory served by KU and proposes a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

        Gas PBR.    Since November 1, 1997, LG&E has operated under an experimental performance-based ratemaking mechanism related to its gas procurement activities. For each of the last four years, LG&E's rates have been adjusted to recover its portion of the savings (or expenses) incurred during each of the four 12-month periods beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2001, LG&E has achieved $32.1 million in savings. Of the total savings, LG&E has retained $15.0 million, and the remaining portion of $17.1 million has been distributed to customers. In December 2000, LG&E filed an Application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the PBR as a result of the benefits provided to both LG&E and its customers during the experimental period. Following the discovery and hearing process, the Kentucky Commission issued an order effective November 1, 2001, extending the experimental PBR program for an additional four years, and making other modifications, including changes to the sharing levels applicable to savings or expenses incurred under the PBR. Specifically, the Kentucky Commission substituted a 25%/75% Company/Customer sharing for all savings (and expenses) up to 4.5% of the benchmarked gas costs. Savings (and expenses) in excess of 4.5% of the benchmarked gas costs are shared at a 50%/50% level.

        FAC.    Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers the actual fuel costs associated with retail electric sales.

        In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998, of which $1.9 million was refunded in April 1999, for the period beginning November 1994, and ending October 1996. The orders changed LG&E's method of computing fuel costs associated with electric line losses on wholesale sales appropriate for recovery through the FAC. Following rehearing in December 1999, the Kentucky Commission agreed with LG&E "s position on the appropriate loss factor to use in the FAC computation and issued an order reducing the refund level for the 18-month period under review to approximately $800,000 for the period November 1996 through April 1998. LG&E enacted the refund with billings in the month of January 2000. LG&E and KIUC each filed separate appeals from the Kentucky Commission's February 1999 orders with the Franklin County, Kentucky Circuit Court and in May 2000, the Court affirmed the Kentucky Commission's orders regarding the amounts disallowed and ordered the case remanded as to the Kentucky Commission's denial of interest, directing the Kentucky Commission to determine whether interest should be awarded to LG&E's ratepayers. In June 2000, LG&E appealed the Circuit Court's decision to the Kentucky Court of Appeals. Pending a decision on this appeal, a comprehensive settlement was reached by all parties, which settlement was filed with the Kentucky Commission on December 21, 2001. Thereunder, LG&E agreed to credit its fuel clause in the amount of $720,000 (such credit provided over the course of two monthly billing periods), and the parties agreed on a prospective interpretation of the state's fuel adjustment clause regulation to ensure consistent and mutually acceptable application on a going-forward basis. All pending FAC proceedings before the court were resolved by the parties to the agreement and all parties requested the Court of Appeals remand the case to the Kentucky Commission. The Kentucky Commission is expected to approve the settlement in 2002.

        Gas Rate Case.    In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on revenues from gas sales.

        Wholesale Natural Gas Prices.    On September 12, 2000, the Kentucky Commission issued an order establishing Administrative Case No. 384—"An Investigation of Increasing Wholesale Natural Gas Prices and the Impacts of such Increase on the Retail Customers Served by Kentucky's Jurisdictional Natural Gas Distribution Companies". The impetus for this administrative proceeding was the escalation of wholesale natural gas prices during the summer of 2000.

        The Kentucky Commission directed Kentucky's natural gas distribution companies, including LG&E, to file selected information regarding the individual companies' natural gas purchasing practices, expectations for the then-approaching winter heating season of 2000-2001, and potential actions which these companies might take to mitigate price volatility. On July 17, 2001, the Kentucky Commission issued an Order encouraging the natural gas distribution companies in Kentucky to take various actions, among them to propose a natural gas hedge plan, consider performance-based ratemaking mechanisms, and to increase the use of storage.

        On August 12, 2001, LG&E submitted a natural gas hedge plan in Case No. 2001-253. However, due to significantly decreased wholesale natural gas prices during the Summer of 2001, the Kentucky Commission ultimately rejected LG&E's proposed gas hedging plan as "untimely" in its order dated October 5, 2001.

        Another result from that Administrative Case was the Kentucky Commission's decision to engage a consultant to conduct a forward-looking audit of the gas procurement and supply procedures in order to assist both the Kentucky Commission and each of Kentucky's largest natural gas distribution companies. This audit is underway.

        Kentucky Commission Administrative Case for Affiliate Transactions.    In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intended to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. During the period September 1998 to February 2000, the Kentucky Commission issued draft codes of conduct and cost allocation guidelines. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities that provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission. In the same Bill, the General Assembly set forth provisions to govern a utilities activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E has been operating pursuant thereto since that time. On February 14, 2001, the Kentucky Commission published notice of their intent to promulgate new administrative regulations under the auspices of this new law. This effort is still on going.

Note 4—Financial Instruments

        The cost and estimated fair values of LG&E's non-trading financial instruments as of December 31, 2001, and 2000 follow (in thousands of $):

	2001		2000
	Cost	Fair Value	Cost	Fair Value
Marketable securities	$—	$—	$4,403	$4,056
Long-term investments—Not practicable to estimate fair value	490	490	564	564
Preferred stock subject to mandatory redemption	25,000	25,125	25,000	25,275
Long-term debt (including current portion)	616,904	620,504	606,800	606,236
Interest-rate swaps	—	(8,604)	—	(5,998)

        All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since LG&E cannot reasonably estimate fair value.

        Interest Rate Swaps.    LG&E uses interest rate swaps to hedge exposure to market fluctuations in certain of its debt instruments. Pursuant to policy, use of these financial instruments is intended to mitigate risk and earnings volatility and is not speculative in nature. Management has designated all of the interest rate swaps as hedge instruments. Financial instruments designated as cash flow hedges have resulting gains and losses recorded within other comprehensive income and stockholders' equity. To the extent a financial instrument or the underlying item being hedged is prematurely terminated or the hedge becomes ineffective, the resulting gains or losses are reclassified from other comprehensive income to net income. Financial instruments designated as fair value hedges are periodically marked to market with the resulting gains and losses recorded directly into net income to correspond with income or expense recognized from changes in market value of the items being hedged.

        As of December 31, 2001 and 2000, LG&E was party to various interest rate swap agreements with aggregate notional amounts of $117.3 million and $234.3 million, respectively. Under these swap agreements, LG&E paid fixed rates averaging 5.13% and 4.40%, and received variable rates based on the Bond Market Association's municipal swap index averaging 1.61% and 4.84% at December 31, 2001 and 2000, respectively. The swap agreements in effect at December 31, 2001 have been designated as cash flow hedges and mature on dates ranging from 2003 to 2020. The hedges have been deemed to be fully effective resulting in a pretax loss of $2.6 million for 2001, recorded in other comprehension income. Upon expiration of these hedges, the amount recorded in other comprehension income will be reclassified into earnings. The amounts expected to be reclassified from other comprehension income to earnings in the next twelve months is immaterial.

        Energy Trading.    LG&E conducts energy trading and risk management activities to maximize the value of power sales from physical assets it owns, in addition to the wholesale sale of excess asset capacity. Certain energy trading activities are accounted for on a mark-to-market basis in accordance with EITF 98-10 Accounting for Contracts Involved in Energy Trading and Risk Management Activities, SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities. Wholesale sales of excess asset capacity and wholesale purchases are treated as normal sales and purchases under SFAS No. 133 and SFAS No. 138 and are not marked to market.

        LG&E has recorded a net liability of $186,000 and $17,000 at December 31, 2001 and 2000, respectively.

        No changes to valuation techniques for energy trading and risk management activities occurred during 2001. All contracts outstanding at December 31, 2001 have a maturity of less than one year and are valued using prices actively quoted for proposed or executed transactions or quoted by brokers.

Note 5—Concentrations of Credit and Other Risk

        Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

        LG&E's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 305,000 customers and electricity to approximately 378,000 customers in Louisville and adjacent areas in Kentucky. For the year ended December 31, 2001, 71% of total revenue was derived from electric operations and 29% from gas operations.

        In November 2001, LG&E and IBEW Local 2100 employees, which represent approximately 70% of LG&E's workforce, entered into a four-year collective bargaining agreement.

Note 6—Marketable Securities

        In 2000, LG&E classified marketable securities as "trading securities" under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Prior to that, LG&E's marketable securities had been determined to be "available-for-sale." All unrealized holding gains and losses were immediately recognized in earnings on the date of transfer. Proceeds from sales of trading securities in 2000 were approximately $4.1 million. Proceeds from sales of available-for-sale securities in 1999 were approximately $11.7 million. Sales of securities resulted in immaterial net realized gains and losses, calculated using the specific identification method.

        LG&E has no trading securities at December 31, 2001. Approximate cost, fair value, and other required information pertaining to LG&E's securities by major security type, as of December 31, 2000, follow (in thousands of $):

Equity
2000:
Cost	$4,403
Realized losses	(347)

Fair values	$4,056

Fair values:
No maturity	$4,056

Total fair values	$4,056

Note 7—Pension Plans and Retirement Benefits

        Pension Plans.    LG&E sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the three-year period ending December 31, 2001, and a statement of the funded status as of December 31 for each of the last three years (in thousands of $):

	2001	2000	1999
Pension Plans:
Change in benefit obligation
Benefit obligation at beginning of year	$310,822	$283,267	$311,935
Service cost	1,311	3,408	5,005
Interest cost	25,361	22,698	21,014
Plan amendments	1,550	17,042	(2,397)
Curtailment loss	24,563	—	—
Special termination benefits	53,610	—	—
Benefits paid	(53,292)	(16,656)	(15,471)
Actuarial (gain) or loss and other	(7,632)	1,063	(36,819)
Benefit obligation at end of year	$356,293	$310,822	$283,267

Change in plan assets
Fair value of plan assets at beginning of year	$333,378	$360,095	$308,660
Actual return on plan assets	(27,589)	(6,150)	51,995
Employer contributions and plan transfers	(17,134)	(1,804)	16,142
Benefits paid	(53,292)	(16,656)	(15,471)
Administrative expenses	(1,419)	(2,107)	(1,231)
Fair value of plan assets at end of year	$233,944	$333,378	$360,095

Reconciliation of funded status
Funded status	$(122,349)	$22,556	$76,828
Unrecognized actuarial (gain) or loss	18,800	(74,086)	(126,554)
Unrecognized transition (asset) or obligation	(4,215)	(5,853)	(6,965)
Unrecognized prior service cost	35,435	47,984	35,588
Net amount recognized at end of year	$(72,329)	$(9,399)	$(21,103)

Other Benefits:
Change in benefit obligation
Benefit obligation at beginning of year	$56,981	$44,997	$44,964
Service cost	358	822	1,205
Interest cost	5,865	4,225	3,270
Plan amendments	1,487	5,826	2,377
Curtailment loss	8,645	—	—
Special termination benefits	18,089	—	—
Benefits paid	(4,877)	(4,889)	(3,050)
Actuarial (gain) or loss	3,398	6,000	(3,769)

Benefit obligation at end of year	$89,946	$56,981	$44,997

Change in plan assets
Fair value of plan assets at beginning of year	$7,166	$10,526	$6,062
Actual return on plan assets	(765)	(92)	1,776
Employer contributions and plan transfers	1,282	1,621	4,681
Benefits paid	(4,881)	(4,889)	(1,993)

Fair value of plan assets at end of year	$2,802	$7,166	$10,526

Reconciliation of funded status
Funded status	$(87,144)	$(49,815)	$(34,471)
Unrecognized actuarial (gain) or loss	15,947	5,623	(1,638)
Unrecognized transition (asset) or obligation	7,346	13,374	14,489
Unrecognized prior service cost	5,302	8,960	4,292

Net amount recognized at end of year	$(58,549)	$(21,858)	$(17,328)

        There are no plan assets in the nonqualified plan due to the nature of the plan.

        The following tables provide the amounts recognized in the balance sheet and information for plans with benefit obligations in excess of plan assets as of December 31, 2001, 2000 and 1999 (in thousands of $):

	2001	2000	1999
Pension Plans:
Amounts recognized in the balance sheet consisted of:
Prepaid benefits cost	$—	$18,880	$6,466
Accrued benefit liability	(108,977)	(28,279)	(27,569)
Intangible asset	11,936	—	—
Accumulated other comprehensive income	24,712	—	—

Net amount recognized at year-end	$(72,329)	$(9,399)	$(21,103)

Additional year-end information for plans with accumulated benefit obligations in excess of plan assets(1):
Projected benefit obligation	$356,293	$4,088	$4,845
Accumulated benefit obligation	352,477	3,501	4,327
Fair value of plan assets	233,944	—	—

Other Benefits:
Amounts recognized in the balance sheet consisted of:
Accrued benefit liability	$(58,549)	$(21,858)	$(17,328)

Additional year-end information for plans with benefit obligations in excess of plan assets:
Projected benefit obligation	$89,946	$56,981	$44,997
Fair value of plan assets	2,802	7,166	10,526

(1)
2001 includes all plans. 2000 and 1999 include SERPs only.

        The following table provides the components of net periodic benefit cost for the plans for 2001, 2000 and 1999 (in thousands of $):

	2001	2000	1999
Pension Plans:
Components of net periodic benefit cost
Service cost	$1,311	$3,408	$5,005
Interest cost	25,361	22,698	21,014
Expected return on plan assets	(26,360)	(33,025)	(28,946)
Amortization of prior service cost	3,861	4,646	3,462
Amortization of transition (asset) or obligation	(1,000)	(1,112)	(1,112)
Recognized actuarial (gain) or loss	(777)	(6,856)	(2,621)

Net periodic benefit cost	$2,396	$(10,241)	$(3,198)

Special charges
Prior service cost recognized	$10,237	$—	$—
Special termination benefits	53,610	—	—
Settlement loss	(2,244)	—	—

Total charges	$61,603	$—	$—

Other Benefits:
Components of net periodic benefit cost
Service cost	$358	$822	$1,205
Interest cost	5,865	4,225	3,270
Expected return on plan assets	(420)	(683)	(401)
Amortization of prior service cost	951	1,158	473
Amortization of transition (asset) or obligation	719	1,114	1,114
Recognized actuarial gain	(32)	(485)	(183)

Net periodic benefit cost	$7,441	$6,151	$5,478

Special charges
Curtailment loss	$6,671	$—	$—
Prior service cost recognized	2,391	—	—
Transition obligation recognized	4,743	—	—
Special termination benefits	18,089	—	—

Total charges	$31,894	$—	$—

        The assumptions used in the measurement of LG&E's pension benefit obligation are shown in the following table:

	2001	2000	1999
Weighted-average assumptions as of December 31:
Discount rate	7.25%	7.75%	8.00%
Expected long-term rate of return on plan assets	9.50%	9.50%	9.50%
Rate of compensation increase	4.25%	4.75%	5.00%

        For measurement purposes, a 10.00% annual increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.00% for 2011 and remain at that level thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands of $):

	1% Decrease	1% Increase
Effect on total of service and interest cost components for 2001	$(189)	$212
Effect on year-end 2001 postretirement benefit obligations	(3,025)	3,073

        Thrift Savings Plans.    LG&E has a thrift savings plan under section 401(k) of the Internal Revenue Code. Under the plan, eligible employees may defer and contribute to the plan a portion of current compensation in order to provide future retirement benefits. LG&E makes contributions to the plan by matching a portion of the employee contributions. The costs were approximately $1.2 million for 2001, and $2.7 million for 2000 and 1999, respectively.

Note 8—Income Taxes

        Components of income tax expense are shown in the table below (in thousands of $):

		2001	2000	1999
Included in operating expenses:
Current	—federal	$42,997	$32,612	$53,981
	—state	8,668	5,018	13,680
Deferred	—federal—net	12,310	24,272	(4,818)
	—state—net	3,767	6,797	(780)
Amortization of investment tax credit		(4,290)	(4,274)	(4,289)

Total		63,452	64,425	57,774

Included in other income—net:
Current	—federal	(1,870)	(2,187)	217
	—state	(483)	(568)	(30)
Deferred	—federal—net	285	(39)	254
	—state—net	73	(10)	65

Total		(1,995)	(2,804)	506

Total income tax expense		$61,457	$61,621	$58,280

        Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):

	2001	2000
Deferred tax liabilities:
Depreciation and other plant-related items	$334,914	$329,836
Other liabilities	77,611	22,621

	412,525	352,457

Deferred tax assets:
Investment tax credit	23,713	25,444
Income taxes due to customers	19,709	22,086
Pension overfunding	6,621	5,595
Accrued liabilities not currently deductible and other	64,339	10,100

	114,382	63,225

Net deferred income tax liability	$298,143	$289,232

        A reconciliation of differences between the statutory U.S. federal income tax rate and LG&E's effective income tax rate follows:

	2001	2000	1999
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.7	4.3	5.1
Amortization of investment tax credit	(2.6)	(2.6)	(2.8)
Other differences—net	(0.6)	(0.9)	(1.9)

Effective income tax rate	36.5%	35.8%	35.4%

Note 9—Other Income—net

        Other income—net consisted of the following at December 31 (in thousands of $):

	2001	2000	1999
Interest and dividend income	$748	$3,103	$4,086
Gains on fixed asset disposals	1,217	1,014	2,394
Income taxes and other	965	804	(2,339)

Other income—net	$2,930	$4,921	$4,141

Note 10—First Mortgage Bonds and Pollution Control Bonds

        Long-term debt and the current portion of long-term debt, summarized below (in thousands of $), consists primarily of first mortgage bonds and pollution control bonds. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 2001.

	Stated Interest Rates	Weighted Average Interest Rate	Maturities	Principal Amounts
Noncurrent portion	Variable—6.55%	5.40%	2003 - 2030	$370,704
Current portion (pollution control bonds)	Variable	2.33%	2013 - 2027	246,200

        Under the provisions for LG&E's variable-rate pollution control bonds, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt. The average annualized interest rate for these bonds during 2001 was 4.00%.

        LG&E's First Mortgage Bonds, 6% Series of $42.6 million is scheduled to mature in 2003. There are no other scheduled maturities of Pollution Control Bonds for the five years subsequent to December 31, 2001.

        In September 2001, LG&E issued $10.1 million variable rate tax-exempt environmental facility revenue bonds due September 1, 2027.

        In January 2000, LG&E exercised its call option on its $20 million 7.50% First Mortgage Bonds due July 1, 2002. The bonds were redeemed utilizing proceeds from issuance of commercial paper.

        In May 2000, LG&E issued $25 million variable rate pollution control bonds due May 1, 2027 and exercised its call option on $25 million, 7.45%, pollution control bonds due June 15, 2015. In August 2000, LG&E issued $83 million in variable rate pollution control bonds due August 1, 2030 and exercised its call option on its $83 million, 7 5/8%, pollution control bonds due November 1, 2020.

        Annual requirements for the sinking funds of LG&E's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash.

        Substantially all of LG&E's utility plants are pledged as security for its first mortgage bonds. LG&E's indenture, as supplemented, provides that portions of retained earnings will not be available for the payment of dividends on common stock, under certain specified conditions. No portion of retained earnings is presently restricted by this provision as of December 31, 2001.

Note 11—Notes Payable

        LG&E participates in an intercompany money pool agreement wherein LG&E Energy can make funds available to LG&E at market based rates up to $200 million. At December 31, 2001, the balance of the money pool loan from LG&E Energy was $64.2 million at an average rate of 2.37%, and LG&E had outstanding commercial paper of $30 million at an average rate of 2.54%. The resulting remaining money pool availability at December 31, 2001, was $105.8 million. LG&E Energy maintains a facility of $200 million with an affiliate to ensure funding availability for the money pool. There was no outstanding balance under this facility as of December 31, 2001, and availability of $170 million remains after considering the $30 million of commercial paper outstanding at LG&E.

        At December 31, 2000, the money pool loan balance was $114.6 million at an average rate of 6.84% and LG&E had no commercial paper outstanding.

Note 12—Commitments and Contingencies

        Construction Program.    LG&E had commitments in connection with its construction program aggregating approximately $22.3 million at December 31, 2001. Construction expenditures for the years 2002 and 2003 are estimated to total approximately $334 million, although all of this amount is not currently committed. Included in 2002 is $38 million for the purchase of 29% of two CTs currently under construction by LG&E Capital Corp. at

LG&E's Trimble County location. KU will own 71% of the two CTs. LG&E is waiting for approval from the Kentucky Commission for the purchase of the CTs.

        Operating Lease.    LG&E leases office space and accounts for all of its office space leases as operating leases. Total lease expense for 2001, 2000, and 1999, less amounts contributed by the parent company, was $1.1 million, $.9 million, and $1.5 million, respectively. The future minimum annual lease payments under this lease agreement for years subsequent to December 31, 2001, are as follows (in thousands of $):

2002	$3,594
2003	3,507
2004	3,507
2005	1,754

Total	$12,362

        In December 1999, LG&E and KU entered into an 18-year cross-border lease of its two jointly owned combustion turbines recently installed at KU's Brown facility (Units 6 and 7). LG&E's obligation was defeased upon consummation of the cross-border lease. The transaction produced a pre-tax gain of approximately $1.2 million which was recorded in other income on the income statement in 2000, pursuant to a Kentucky Commission order.

        Environmental.    The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

        In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its State Implementation Plan or "SIP" to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units. As a result of appeals to both rules, the compliance date was extended to May 2004. All LG&E generating units are subject to the May 2004 compliance date under these NOx emissions reduction rules.

        LG&E is currently implementing a plan for adding significant additional NOx controls to its generating units. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. In addition, LG&E will incur additional operating and maintenance costs in operating new NOx controls. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E anticipated that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believed that a significant portion of such costs could be recovered. In April 2001, the Kentucky Commission granted recovery of these costs.

        LG&E is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program. LG&E is in the process of converting the Mill Creek Station to wet stack operation in an effort to resolve all outstanding issues related to particulate matter emissions.

        LG&E owns or formerly owned three properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to the sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $400,000. Accordingly, an accrual of $400,000 has been recorded in the accompanying financial statements at December 31, 2001 and 2000.

        Purchased Power.    LG&E has a contract for purchased power during 2002-2006 with OVEC for various MW capacities. The estimated future minimum annual payments under purchased power agreements for the five years ended December 31, 2006, are as follows (in thousands of $):

2002	$12,805
2003	12,934
2004	13,063
2005	13,193
2006	13,325

Total	$65,320

Note 13—Jointly Owned Electric Utility Plant

        LG&E owns a 75% undivided interest in Trimble County Unit 1 which the Kentucky Commission has allowed to be reflected in customer rates.

        Of the remaining 25% of the Unit, IMEA owns a 12.12% undivided interest, and IMPA owns a 12.88% undivided interest. Each company is responsible for its proportionate ownership share of fuel cost, operation and maintenance expenses, and incremental assets.

        The following data represent shares of the jointly owned property:

	Trimble County
	LG&E	IMPA	IMEA	Total
Ownership interest	75%	12.88%	12.12%	100%
Mw capacity	371.25	63.75	60.00	495.00
LG&E's 75% ownership (in thousands of $):
Cost	$560,381
Accumulated depreciation	170,875

Net book value	$389,506

Construction work in progress (included above)	$12,842

        LG&E and KU jointly own the following combustion turbines (in thousands of $):

		LG&E	KU	Total
Paddy's Run 13	Ownership %	53%	47%	100%
	Mw capacity	84	74	158
	Cost	$33,844	$29,908	$63,752
	Depreciation	563	491	1,054

	Net book value	$33,281	$29,417	$62,698

E.W. Brown 5	Ownership %	53%	47%	100%
	Mw capacity	70	63	133
	Cost	$23,941	$21,078	$45,019
	Depreciation	394	342	736

	Net book value	$23,547	$20,736	$44,283

E.W. Brown 6	Ownership %	38%	62%	100%
	Mw capacity	62	102	164
	Cost	$23,696	$36,253	$59,949
	Depreciation	953	2,955	3,908

	Net book value	$22,743	$33,298	$56,041

E.W. Brown 7	Ownership %	38%	62%	100%
	Mw capacity	62	102	164
	Cost	$23,607	$44,785	$68,392
	Depreciation	3,268	3,033	6,301

	Net book value	$20,339	$41,752	$62,091

        See also Note 12, Construction Program, for LG&E's planned purchase of two jointly owned CTs in 2002.

Note 14—Segments of Business and Related Information

        Effective December 31, 1998, LG&E adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. LG&E is a regulated public utility engaged in the generation, transmission, distribution, and sale of electricity and the storage, distribution, and sale of natural gas. Financial data for business segments, follow (in thousands of $):

	Electric		Gas	Total
2001
Operating revenues	$705,925	(a)	$290,775	$996,700
Depreciation and amortization	85,572		14,784	100,356
Interest income	616		132	748
Interest expense	31,295		6,627	37,922
Operating income taxes	55,527		7,925	63,452
Net income	94,996		11,768	106,764
Total assets	1,985,252		463,102	2,448,354
Construction expenditures	227,107		25,851	252,958
2000
Operating revenues	$710,958	(b)	$272,489	$983,447
Depreciation and amortization	84,761		13,530	98,291
Interest income	2,551		552	3,103
Interest expense	35,604		7,614	43,218
Operating income taxes	57,869		6,556	64,425
Net income	100,395		10,178	110,573
Total assets	1,760,305		465,779	2,226,084
Construction expenditures	109,798		34,418	144,216
1999
Operating revenues	$790,670	(c)	$177,579	$968,249
Depreciation and amortization	83,619		13,602	97,221
Interest income	3,435		651	4,086
Interest expense	31,558		6,404	37,962
Operating income taxes	56,883		891	57,774
Net income	104,853		1,417	106,270
Total assets	1,775,498		395,954	2,171,452
Construction expenditures	160,844		33,800	194,644

(a)
Net of provision for rate refunds of $.7 million.

(b)
Net of provision for rate refunds of $2.5 million.

(c)
Net of provision for rate refunds of $1.7 million.

Note 15—Selected Quarterly Data (Unaudited)

        Selected financial data for the four quarters of 2001 and 2000 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.

	Quarters Ended
	March	June	September	December
	(Thousands of $)
2001
Operating revenues	$313,271	$228,841	$231,885	$222,703
Net operating income (loss)	(43,732)	37,624	49,092	98,789
Net income (loss)	(54,115)	28,467	40,270	92,159
Net income (loss) available for common stock	(55,413)	27,247	39,160	91,048
2000
Operating revenues	$249,642	$209,731	$229,640	$294,434
Net operating income	26,592	37,285	48,161	36,832
Net income	17,421	28,009	38,117	27,026
Net income available for common stock	16,256	26,692	36,756	25,659

Note 16—Subsequent Events

        On April 9, 2001, a German power company, E.ON AG, announced a preconditional cash offer of £5.1 billion ($7.3 billion) for Powergen. The offer is subject to a number of conditions, including the receipt of certain European and United States regulatory approvals. The Kentucky Public Service Commission, the Federal Energy Regulatory Commission, the Virginia State Corporation Commission, and the Tennessee Regulatory Authority have all approved the acquisition of Powergen and LG&E Energy by E.ON. The parties expect to obtain the remaining regulatory approvals and to complete the transaction in the first half of 2002. See Powergen's schedule 14D-9, and associated schedules to such filings, filed with the SEC on April 9, 2001.

        LG&E (along with KU) is a founding member of the MISO, such membership obtained in 1998 in response to and consistent with federal policy initiatives. As a MISO member, LG&E filed for and received authorization from FERC to transfer control of its transmission facilities (100 kV and above) to the MISO, the first step in allowing the latter to assume responsibility for all tariff-related transmission functions (e.g., scheduling through and on LG&E's transmission system) as well as non-tariff related regional transmission activities (e.g., operations planning, maintenance coordination, long-term regional planning and market monitoring). The FERC approved the MISO as the nation's first Regional Transmission Organization on December 19, 2001, after which LG&E submitted a filing at FERC to cancel all services under its Open Access Transmission Tariff except those that will not be provided by the MISO (certain ancillary services). The MISO became operational on February 1, 2002.

        In October 2001, the FERC issued an order requiring that the bundled retail load and grandfathered wholesale load of each member transmission owner (including LG&E) be included in the current calculation of MISO's "cost-adder," a charge designed to recover MISO's costs of operation, including start-up capital (debt) costs. LG&E, along with several other transmission owners, opposed the FERC's ruling in this regard, which opposition the FERC rejected in an order on rehearing issued in 2002. As of the end of 2001, negotiations were continuing between MISO, its transmission owners and other interested industry segments regarding the level of cost responsibility properly borne by bundled and grandfathered load under these FERC rulings. Absent settlement, this issue is expected to go to hearing in 2002.

        At the end of 2001, in response to an earlier FERC ruling, MISO and its transmission owning members (including LG&E) filed to increase MISO's rate of return on equity from 10.5% (a stipulated percentage agreed to in 1998) to 13.0%, to compensate MISO's transmission owners for the inherent risks and uncertainties associated with transferring control of their facilities to the MISO. This issue is expected to go to hearing in 2002.

Louisville Gas and Electric Company
REPORT OF MANAGEMENT

        The management of Louisville Gas and Electric Company is responsible for the preparation and integrity of the financial statements and related information included in this Annual Report. These statements have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis and, necessarily, include amounts that reflect the best estimates and judgment of management.

        LG&E's current year financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, and prior years financial statements were audited by Arthur Andersen LLP. Management made available to PricewaterhouseCoopers LLP and Arthur Andersen LLP (in prior years) all LG&E's financial records and related data as well as the minutes of shareholders' and directors' meetings.

        Management has established and maintains a system of internal controls that provides reasonable assurance that transactions are completed in accordance with management's authorization, that assets are safeguarded and that financial statements are prepared in conformity with generally accepted accounting principles. Management believes that an adequate system of internal controls is maintained through the selection and training of personnel, appropriate division of responsibility, establishment and communication of policies and procedures and by regular reviews of internal accounting controls by LG&E's internal auditors. Management reviews and modifies its system of internal controls in light of changes in conditions and operations, as well as in response to recommendations from the internal auditors. These recommendations for the year ended December 31, 2001, did not identify any material weaknesses in the design and operation of LG&E's internal control structure.

        The Audit Committee of the Board of Directors is composed entirely of outside directors. In carrying out its oversight role for the financial reporting and internal controls of LG&E, the Audit Committee meets regularly with LG&E's independent public accountants, internal auditors and management. The Audit Committee reviews the results of the independent accountants' audit of the financial statements and their audit procedures, and discusses the adequacy of internal accounting controls. The Audit Committee also approves the annual internal auditing program and reviews the activities and results of the internal auditing function. Both the independent public accountants and the internal auditors have access to the Audit Committee at any time.

        Louisville Gas and Electric Company maintains and internally communicates a written code of business conduct that addresses, among other items, potential conflicts of interest, compliance with laws, including those relating to financial disclosure, and the confidentiality of proprietary information.

S. Bradford Rives
Senior Vice President-Finance and Controller

Louisville Gas and Electric Company
Louisville, Kentucky

Louisville Gas and Electric Company and Subsidiary
REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Louisville Gas and Electric Company and Subsidiary:

        In our opinion, the accompanying consolidated balance sheet as of December 31, 2001 and the related consolidated statements of capitalization, income, retained earnings, cash flows and comprehensive income present fairly, in all material respects, the financial position of Louisville Gas and Electric Company and Subsidiary (the "Company"), a wholly-owned subsidiary of LG&E Energy Corp., at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
January 25, 2002
Louisville, Kentucky

Louisville Gas and Electric Company
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Louisville Gas and Electric Company:

        We have audited the accompanying balance sheet and statement of capitalization of Louisville Gas and Electric Company (a Kentucky corporation and a wholly-owned subsidiary of LG&E Energy Corp.) as of December 31, 2000, and the related statements of income, retained earnings, cash flows and comprehensive income for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisville Gas and Electric Company as of December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

        Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a)2 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Louisville, Kentucky January 26, 2001	Arthur Andersen LLP

Admission Ticket

Louisville Gas and Electric Company
Annual Meeting of Shareholders

Thursday, December 19, 2002
2:00 p.m., Louisville time
Fourteenth Floor Southeast Conference Room
LG&E Building
220 West Main Street
Louisville, Kentucky

If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend. Please bring this Admission Ticket to the meeting with you.

Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box. SIGN and DATE this proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope.

Complimentary parking will be available at the LG&E Building Garage off Market Street and The Actors Theatre Garage off Main Street. Please visit the registration table at the annual meeting for a parking voucher, which you should submit with your parking ticket to the attendant upon leaving.

64
RIVER ROAD
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4TH STREET
3RD STREET
2ND STREET
RIVER ROAD
MAIN STREET
MAIN STREET
ONE WAY
LG&E BUILDING
MARKET STREET
MARKET STREET
1
2

❶ **Actors' Theatre Parking Structure** ***(enter from Main Street)***

❷ **One Corporate Plaza Parking Structure** ***(enter from Market Street)***

000000 0000000000 0 0000
Louisville Gas & Electric Company
000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T
[BAR CODE]
[BAR CODE]
☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors for terms expiring in 2003
1. The Board of Directors Unanimously Recommends a Vote "FOR" the listed nominees.
	For	Withhold
01 - Michael Soehlke	☐	☐
02 - Victor A. Staffieri	☐	☐
03 - Edmund A. Wallis	☐	☐
B Issue
The Board of Directors Unanimously Recommends a Vote "FOR" the following proposal.
	For	Against	Abstain
2. Approval of PriceWaterhouseCoopers LLP as Independent Auditors.	☐	☐	☐	I plan to attend the Annual Meeting.	☐
				I will bring the indicated number of guests to the annual meeting.	☐
C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Signature(s) should correspond to the name(s) appearing in this proxy. If executor, trustee, guardian, etc. please indicate.
Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy - Louisville Gas and Electric Company

Annual Meeting of Shareholders
December 19, 2002

        Victor A. Staffieri, John R. McCall and S. Bradford Rives are hereby appointed as proxies, with full power of substitution to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on December 19, 2002 and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

        Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
APPROVAL OF INDEPENDENT AUDITORS FOR 2002
REPORT OF THE REMUNERATION COMMITTEE
LONG-TERM INCENTIVE PLAN AWARDS TABLE Long-Term Incentive Plan Awards in 2001 Fiscal Year
APPENDIX A
TABLE OF CONTENTS
INDEX OF ABBREVIATIONS
Louisville Gas and Electric Company and Subsidiary Selected Financial Data
Louisville Gas and Electric Company and Subsidiary Management's Discussion and Analysis of Financial Condition and Results of Operation
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Income (Thousands of $)
Consolidated Statements of Retained Earnings (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Comprehensive Income (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Balance Sheets (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Cash Flows (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Consolidated Statements of Capitalization (Thousands of $)
Louisville Gas and Electric Company and Subsidiary Notes to Consolidated Financial Statements
Louisville Gas and Electric Company REPORT OF MANAGEMENT
Louisville Gas and Electric Company and Subsidiary REPORT OF INDEPENDENT ACCOUNTANTS
Louisville Gas and Electric Company REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS